As filed with the Securities and Exchange Commission	on Registration No 333-198085

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

FORM S-1/A

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SUNSTOCK, INC.

(Exact name of registrant as specified in its charter)

Delaware	5331	46-1856372
State or other jurisdiction	Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification Number)

111 Vista Creek Circle

Sacramento, California 95835

(916) 860-9622

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Jason C. Chang

111 Vista Creek Circle

Sacramento, California 95835

(916) 860-9622

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with copies to

Lee W. Cassidy, Esq.

Anthony A. Patel, Esq.

Cassidy & Associates

9454 Wilshire Boulevard

Beverly Hills, California 90212

(949) 673-4510 (949) 673-4525 (fax)

Approximate Date of Commencement
of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions “large accelerated filer,”“accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Each Class of	to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit (1)	Offering Price	Fee (2)

Common Stock held by Selling Shareholders	2,874,601 Shares	$1.50	$4,311,902	$556

(1) There is no current market for the securities and the price at which the Shares are being offered has been arbitrarily determined by the Company and used for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2) $556 previously paid by electronic transfer.

EXPLANATORY NOTE

This registration statement and the prospectus therein covers the registration of 2,874,601 shares of common stock offered by the holders thereof.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated ______, 2016

SUNSTOCK, INC.

2,874,601 Shares of Common Stock offered by selling shareholders at $1.50 per share

This prospectus relates to the offer and sale of 2,874,601 shares of common stock (the “Shares”) of Sunstock, Inc. (the “Company”), $0.0001 par value per share, offered by the holders thereof (the “Selling Shareholder Shares”), who are deemed to be statutory underwriters. The selling shareholders will offer their shares at a price of $1.50 per share, until the Company’s common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

The maximum number of Shares that can be sold pursuant to the terms of this offering by the selling shareholders is (in aggregate) 2,874,601 Shares. Funds received by the selling shareholders will be immediately available to such selling shareholders for use by them. The Company will not receive any proceeds from the sale of the Selling Shareholder Shares.

The offering will terminate twenty-four (24) months from the date that the registration statement relating to the Shares is declared effective, unless earlier fully subscribed or terminated by the Company. The Company intends to maintain the current status and accuracy of this prospectus and to allow selling shareholders to offer and sell the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission. All costs incurred in the registration of the Shares are being borne by the Company.

Prior to this offering, there has been no public market for the Company’s common stock. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained. The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. The Shares will become tradable on the effective date of the registration statement of which this prospectus is a part.

Neither the Company nor any selling shareholders has any current arrangements nor entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the Shares. If the Company or selling shareholders can locate and enter into any such arrangement(s), the Shares will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s).

Assumed Price
To Public
Per Common Stock
Share Offered	$1.50 per share

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act.

The Company’s independent auditors have issued a report raising substantial doubt of the Company’s ability to continue as a going concern.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 6.

Sunstock, Inc.

111 Vista Creek Circle

Sacramento, California 95835

(916) 860-9622

Prospectus dated ______________, 2016

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PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding the Company and the common stock being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

The Company

History

The Company is an early-stage company planning to acquire and operate hotels, residential properties and deep discount retail stores (“dollar stores”) in California. The Company also intends to hold and trade precious metals, including gold and silver. The Company was incorporated in the State of Delaware in July 2012, and was formerly known as Sandgate Acquisition Corporation (“Sandgate” or “Sandgate Acquisition”).

In July 2013, the Company implemented a change of control by issuing shares to new shareholders, redeeming shares of existing shareholders, electing new officers and directors and accepting the resignations of its then existing officers and directors. In connection with the change of control, the shareholders of the Company and its board of directors unanimously approved the change of the Company’s name from Sandgate Acquisition Corporation to Sunstock, Inc.

The Company is located at 111 Vista Creek Circle, Sacramento, California 95835. The Company’s main phone number is (916) 860-9622.

Business Summary

The Company intends to acquire and operate hotels, residential properties and dollar stores in the high demand areas of California, such as Southern California and the San Francisco Bay Area.

The Company believes the hotel industry accounts for a significant part of the overall economy. The industry is highly segmented with many different brands targeting a vast range of customer needs at various price points. Businesses in the hotel industry generally operate under one or more business models, including hotel management, brand franchising and hotel ownership. Hotels are categorized into three groups: full-service, select-service and limited-service. Full-service hotels typically offer a full range of amenities and facilities, including food and beverage facilities and meeting facilities. Select-service hotels furnish some of the amenities offered at full-service hotels but on a smaller scale and generally do not to have meeting facilities. Limited-service hotels usually offer only lodging, however some provide modest food and beverage facilities such as breakfast buffets or small meeting rooms.

Lodging demand growth is generally related to the strength of the overall economy. Additionally, local demand factors may stimulate business and leisure travel to specific locations. In particular, macroeconomic trends relating to GDP growth, corporate profits, capital investments and employment growth are some of the primary drivers of lodging demand. As the economy continues to improve, the ongoing trend of strong transient demand and growing group business will continue to drive demand for hotels and lodging and allow the industry to achieve increased growth.

Currently, the Company independently owns and operates a dollar store in Sacramento California.

In December 2014, the Company began trading in precious metals. Initially, the Company acquired 100 ounces of silver. As of March 31, 2016, the Company has acquired over 21,000 ounces of silver and a small amount of gold. The Company is also interested in acquiring a medium sized hotel in 2016. The Company may also acquire residential apartment complexes in 2016 and after.

Summary of Operations

The Company’s dollar stores offer a wide selection of consumable merchandise products including packaged food comprised of cereals, canned soups, milk, eggs, vegetables, frozen and refrigerated foods, candies, cookies, crackers, salty snacks, carbonated beverages, over-the-counter medicines and personal care products, such as soap, body wash, shampoo, dental hygiene products, as well as skin and foot care products. Additional products include, gifts, party goods, toys, batteries, small electronics, greeting cards, pet supplies, pet food, gardening supplies, durable housewares, kitchen supplies, cookware, paper products, plastics, household chemicals, and many other items, including seasonal goods, such as Easter, Halloween, and Christmas merchandise.

The Company also began trading precious metals. On December 19, 2014, the Company purchased 100 ounces of silver. The Company has since purchased additional silver and gold and is evaluating potentially expanding its ownership of additional precious metals. In 2015, the Company purchased additional precious metals for $302,429 and shifting more of its capital to the acquisition of precious metals. The Company holds physical coins and bullion rather than contracts for delivery of precious metals or certificates. In time of economic crisis, there may be no guarantee of the delivery of precious metals as contracts and certificates may exceed available stock.

Silver and other precious metals, may be used as an investment. A traditional way of investing in silver is by buying actual bullion bars. In some countries, like Switzerland and Liechtenstein, bullion bars can be bought or sold over the counter at major banks. Another means of buying and trading silver is through silver coins. Silver coins include the one ounce 99.99% pure Canadian Silver Maple Leaf and the one ounce 99.93% pure American Silver Eagle. Likewise, an increasing popular method of trading in silver and precious metals is through exchange-traded products, such as exchange-traded funds, exchange-traded notes and closed-end funds that aim to track the price of silver. Silver exchange-traded products are traded on the major stock exchanges including the London and New York Stock Exchanges.

Currently, the Company anticipates holding its precious metals as a long term investment. Depending on market conditions, the Company anticipates holding its silver holdings until the market price exceeds $50. Likewise, the Company does not plan to sell its gold holdings unless the market price exceeds $2,500.

The Company believes that stimulative monetary policies adopted by the United States, the European Union, China and Japan may cause an increase in inflation. Gold and silver have traditionally served as a hedge against economic uncertainty and high inflation.

At the present time, the Company does not anticipate or foresee a material effect on this line of its business from existing or probable governmental regulations.

Risks and Uncertainties facing the Company

As an early-stage company, the Company has limited operating history and is expected to continuously experience losses in the near term. The Company needs to increase its revenue or locate additional financing in order to continue its developmental plans. As a company in the early part of its life, management of the Company must build and market its initial construction and development plans in order to execute the business plan of the Company on a broad scale. The Company anticipates that it would need approximately $100,000 over the next 12 months to continue as a going concern and expand its operations in accordance with its current business plan.

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One of the biggest challenges facing the Company will be in securing adequate capital to acquire or develop properties. Secondarily, following acquisition or development of the property, a major challenge will be implementing effective sales, marketing and distribution strategies to reach the intended end customers. The Company has considered and devised its initial sales, marketing and advertising strategy, however, the Company will need to skillfully implement this strategy in order to achieve success in its business.

The Company is subject to significant State and Federal regulations governing various aspects of its business, including but not limited to food, food safety and consumer safety. Changes in regulations (or the promulgation of new regulations or deletion of previous regulations) and/or consumer or regulatory claims against the Company, regardless of whether they are founded, may have a substantially adverse effect on the Company and its business. These increasing costs hamper the Company’s ability to compete for new customers and maintain existing customers.

Due to financial constraints and the early stage of the Company’s life, the Company has to date conducted limited advertising and marketing to reach customers. In addition, the Company has not yet located the sources of funding to develop the Company on a broader scale through acquisitions or other major partnerships. If the Company were unable to locate such financing and/or later develop strong and reliable sources of potential customers and a means to efficiently reach buyers and customers, it is unlikely that the Company could develop its operations to return revenue sufficient to further develop its business plan. Moreover, the above assumes that the Company’s services are consistently met with client satisfaction in the marketplace and exhibit steady success amongst the potential customer base, neither of which is reasonably predictable or guaranteed.

Due to these and other factors, the Company’s need for additional capital, the Company’s independent auditors have issued a report raising substantial doubt of the Company’s ability to continue as a going concern.

Trading Market

In December 2015, the Company began trading on the OTC Bulletin Board. The Company’s stock ticker symbol is SSOK.

The Offering

The maximum number of Shares that can be sold pursuant to the terms of this offering is 2,874,601. The offering will terminate twenty-four (24) months from the date of this prospectus unless earlier fully subscribed or terminated by the Company.

This prospectus relates to the offer and sale by certain shareholders of the Company of up to 2,874,601 Shares (the “Selling Shareholder Shares”). The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $1.50 per share, until the Company’s common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

Common stock outstanding before the offering	15,136,438

Common stock for sale by selling shareholders	2,874,601

Common stock outstanding after the offering	15,136,438

Offering Price	$1.50 per share

Proceeds to the Company	$0

(1) Based on number of shares outstanding as of the date of this prospectus.

Summary Financial Information

The statements of operations data for the years ended December 31, 2015 and December 31, 2014, respectively, and the balance sheet data as of December 31, 2015 and December 31, 2014, respectively, are derived from the Company’s audited financial statements and related notes thereto included elsewhere in this prospectus. The statement of operations data for the six month periods ended June 30, 2016 and June 30, 2015, respectively, and the balance sheet as of June 30, 2016, provided below are derived from the unaudited financial statements and related notes thereto included elsewhere in this prospectus.

	Six months ended	Six months ended	Year ended	Year ended
	June 30, 2016	June 30, 2015	December 31, 2015	December 31, 2014
	(unaudited)	(unaudited)
Statement of operations data
Revenue	$23,510	$37,003	$68,873	$166,492
Gross profit	$10,924	$18,635	$35,044	$81,174
Income (Loss) from operations	$(631,960)	$(93,475)	$(154,643)	$(346,763)
Net income (loss)	$(511,282)	$(85,299)	$(202,031)	$(346,673)

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	At June 30, 2016	At December 31, 2015	At December 31, 2014

Balance sheet data
Cash	$5,113	$13,699	$1,567

Other assets	$650,803	$381,420	$48,144
Total assets	$655,916	$395,119	$49,711
Total liabilities	$123,377	$94,507	$95,268
Total shareholders’ equity (deficit)	$532,539	$300,612	$(45,557)
Total liabilities and shareholders’ equity	$655,916	$395,119	$49,711

RISK FACTORS

A purchase of any Shares is an investment in the Company’s common stock and involves a high degree of risk. Investors should consider carefully the following information about these risks, together with the other information contained in this prospectus, before the purchase of the Shares. If any of the following risks actually occur, the business, financial condition or results of operations of the Company would likely suffer. In this case, the market price of the common stock could decline, and investors may lose all or part of the money they paid to buy the Shares.

The Company has limited revenues to date.

The Company has generated limited revenues to date. To date, most of management’s time, and the Company’s limited resources have been spent in developing its business strategy, researching potential opportunities, contacting partners, exploring marketing contacts, establishing operations and management personnel and resources, preparing its business plan and model, selecting professional advisors and consultants and seeking capital for the Company.

The Company’s independent auditors have issued a report raising a substantial doubt of the Company’s ability to continue as a going concern.

In their audited financial report, the Company’s independent auditors have issued a comment that unless the Company is able to generate sufficient cash flows from operations and/or obtain additional financing, there is a substantial doubt as to its ability to continue as a going concern. The Company anticipates that it would need approximately $100,000 over the next 12 months to continue as a going concern expand its operations in accordance with its current business plan.

As of June 30, 2016, The Company has not posted operating income since inception. It has an accumulated deficit of ($1,218,752) since inception. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and /or obtain additional financing from its stockholders and/or other third parties.

The Company has limited operating history of its own, and as such, any prospective investor can only assess the Company’s profitability or performance on a limited basis to date.

Because the Company is an early-stage company with limited operating history, it is impossible for an investor to assess the performance of the Company or to determine whether the Company will meet its projected business plan. The Company has limited financial results upon which an investor may judge its potential. As a company that only recently emerged from the development-stage, the Company may in the future still experience under-capitalization, shortages, setbacks and many of the problems, delays and expenses encountered by any early stage business. An investor will be required to make an investment decision based solely on the Company management’s history and its projected operations in light of the risks, expenses and uncertainties that may be encountered by engaging in the Company’s industry.

The Company has a correspondingly small financial and accounting organization. Being a public company may strain the Company’s resources, divert management’s attention and affect its ability to attract and retain qualified officers and directors.

The Company is an early-stage company with no developed finance and accounting organization and the rigorous demands of being a public company require a structured and developed finance and accounting group. As a reporting company, the Company is already subject to the reporting requirements of the Securities Exchange Act of 1934. However, the requirements of these laws and the rules and regulations promulgated thereunder entail significant accounting, legal and financial compliance costs which may be prohibitive to the Company as it develops its business plan, services and scope. These costs have made, and will continue to make, some activities more difficult, time consuming or costly and may place significant strain on its personnel, systems and resources.

The Securities Exchange Act requires, among other things, that companies maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on the development of the Company’s business, financial condition and results of operations.

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These rules and regulations may also make it difficult and expensive for the Company to obtain director and officer liability insurance. If the Company is unable to obtain adequate director and officer insurance, its ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

The Company does not currently possess effective disclosure controls and procedures that are adequate for a public company.

Based upon their respective evaluation, the Chief Executive Officer and Chief Financial Officer of the Company have concluded that, as of June 30, 2016, the existing disclosure controls and procedures of the Company were not effective. Disclosure controls and procedures means controls and other procedures that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to management, including the principal executive and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

The Company has engaged outside accounting and finance advisors to assist the Company in better implementing effective disclosure controls and procedures.

The Company expects to incur additional expenses and may ultimately never be profitable.

The Company has only recently emerged from its status as a development-stage company, and it has limited operations to date. The Company will need to begin generating revenue to achieve and maintain profitability. To become profitable, the Company must successfully develop and operate its retail stores, and/or acquire hotel and residential properties. These processes involve many factors that are beyond the Company’s control, including the type of competition that the Company may encounter. Ultimately, in spite of the Company’s best or reasonable efforts, the Company may never actually generate revenues sufficient to cover operating expenses or become profitable.

If the Company is unable to generate sufficient cash, it may find it necessary to curtail acquisition and operational activities.

The Company’s business plan hinges on its ability to acquire, develop, market and commercialize hotels, retail stores and/or residential properties. If the Company is unable to acquire, develop, market and/or commercialize hotels, retail stores and/or residential properties, then it would not be able to proceed with its business plan or possibly to successfully develop its planned operations at all.

The Company’s growth will be impeded if it cannot open new stores on schedule.

The Company’s growth is dependent on increasing sales in existing stores and opening profitable new stores. Increases in sales in existing stores are dependent on factors such as competition, merchandise selection and other factors discussed in these Risk Factors. The Company’s ability to timely open new stores and to expand into additional market areas depends in part on the following factors: the availability of feasible store locations; the ability to negotiate favorable lease terms; the ability to hire and train new personnel in a cost effective manner; the ability to identify customer demand in various geographic areas; general economic conditions; and the availability of sufficient funds for expansion. Many of these factors are beyond the Company’s control.

Failure to open new stores could adversely affect the Company’s growth and/or profitability. In addition, the Company may be unable to anticipate all of the challenges imposed by the expansion of its operations.

No formal market survey has been conducted.

No independent marketing survey has been performed to determine the potential demand for the Company’s hotels, residential properties, or retail stores. Nor has the Company conducted marketing studies regarding whether such properties or services would actually be marketable. No assurances can be given that upon marketing, the Company will be able to develop a sufficient customer base and business segment to sustain the Company’s operations on a continued basis.

No assurance of market acceptance.

Even if the Company successfully acquires hotel and/or residential properties or opens a discount retail store, there can be no assurance that the market reception will be positive for the Company or its ventures.

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The proposed operations of the Company are speculative.

The success of the proposed business plan of the Company will depend to a great extent on the operations, financial condition and management of the Company. Although the Company has a business plan and intends to execute its overall business strategy, limited operations have been conducted to date. As only limited revenues have been realized as of yet, the proposed operations of the Company remain speculative.

One of the Company’s officers and directors beneficially owns a majority, and will continue to own a near-majority, of the Company’s common stock and, as a result, can exercise control over stockholder and corporate actions.

Mr. Jason C. Chang, an officer and director of the Company, is currently the beneficial owner of a majority of the Company’s outstanding common stock and assuming sale of all the Shares, will still own a near-majority of the Company's then outstanding common stock upon closing of the offering. As such, he will be able to control most matters requiring approval by stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent stockholders from realizing a premium over the market price for their Shares.

Executive officers and directors of the Company will retain voting control after the offering, which will allow them to exert substantial influence over major corporate decisions.

The Company anticipates that its executive officers and directors will, in the aggregate, beneficially own more than a majority of its issued and outstanding capital stock following the completion of this offering, assuming the sale of all Shares hereby offered. Accordingly, the present shareholders, by virtue of their percentage share ownership and certain procedures established by the certificate of incorporation and by-laws of the Company for the election of its directors, may effectively control the board of directors and the policies of the Company. As a result, these stockholders will retain substantial control over matters requiring approval by the Company’s stockholders, such as (without limitation) the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent stockholders from realizing a premium over the market price for their Shares.

The Company depends on its management team to manage its business effectively.

The Company’s future success is dependent in large part upon its ability to understand and develop the business plan and to attract and retain highly skilled management, operational and executive personnel. In particular, due to the relatively early stage of the Company’s business, its future success is highly dependent on its officers, to provide the necessary experience and background to execute the Company’s business plan. The loss of any officer’s services could impede, particularly initially as the Company builds a record and reputation, its ability to develop its objectives, particularly in its ability to operate hotels and retail stores and as such would negatively impact the Company’s possible overall development.

The time devoted by Company management may not be full-time.

It is not anticipated that key officers would devote themselves full-time to the business of the Company at the present time. Once the Company obtains additional financing or generates sufficient revenues and profits, officers may then become employed in a full-time capacity.

Government regulation could negatively impact the business.

The Company’s business segments may be subject to various government regulations in the jurisdictions in which they operate. Due to the potential wide scope of the Company’s operations, the Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Company’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

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There has been no prior public market for the Company’s securities and the lack of such a market may make resale of the stock difficult.

No prior public market has existed for the Company’s securities and the Company cannot assure any investor that a market will develop subsequent to this offering. An investor must be fully aware of the long-term nature of an investment in the Company. The Company intends to apply for quotation of its common stock on the OTC Bulletin Board as soon as possible, which may be while this offering is still in process. To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing (currently, the Company does not have an arrangement with any such market maker to qualify the Company’s securities for quotation on the OTC Bulletin Board). Moreover, the Company does not know if it will be successful in such application for quotation on the OTC bulletin board, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC Bulletin Board. If for any reason the common stock is not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, investors in the offering may have difficulty selling their common stock should they desire to do so. If the Company is not successful in its application for quotation on the OTC Bulletin Board, it will apply to have its securities quoted by the Pink OTC Markets, Inc., real-time quotation service for over-the-counter equities.

Shares of common stock in the Company are subject to resale restrictions imposed by Rule 144 of the Securities and Exchange Commission.

The shares of common stock held by current shareholders are “restricted securities” subject to the limitations of Rule 144 under the Securities Act. In general, securities can be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months. Shares of the Company’s common stock are subject to Rule 144 resale restrictions, and accordingly, investors are subject to such resale limitations.

The Company does not intend to pay dividends to its stockholders, so investors will not receive any return on investment in the Company prior to selling their interest in it.

The Company does not project paying dividends but anticipates that it will retain future earnings for funding the Company’s growth and development. Therefore, investors should not expect the Company to pay dividends in the foreseeable future. As a result, investors will not receive any return on their investment prior to selling their Shares in the Company, if and when a market for such Shares develops. Furthermore, even if a market for the Company’s securities does develop, there is no guarantee that the market price for the shares would be equal to or more than the initial per share investment price paid by any investor. There is a possibility that the Shares could lose all or a significant portion of their value from the initial price paid in this offering.

The Company’s stock may be considered a penny stock and any investment in the Company’s stock will be considered a high-risk investment and subject to restrictions on marketability.

If the Shares commence trading, the trading price of the Company’s common stock may be below $5.00 per share. If the price of the common stock is below such level, trading in its common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transactions before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company’s common stock which could impact the liquidity of the Company’s common stock.

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The Company's election not to opt out of JOBS Act extended accounting transition period may not make its financial statements easily comparable to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company's financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The recently enacted JOBS Act will also allow the Company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies. The Company meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

-be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

-be exempt from the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd- Frank Act relating to compensation of its chief executive officer;

-be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934 and instead provide a reduced level of disclosure concerning executive compensation; and

-be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an emerging growth company, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers that would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

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The Company may face significant competition from companies that serve its industries.

The retail business is highly competitive with respect to price, store location, merchandise quality, assortment and presentation, and customer service. This competitive market creates the risk of adverse impact to the Company’s revenues due to the potential need to reduce prices, and thus reduce margins, in order to stay competitive. Likewise, the Company targets consumers on low or fixed incomes and thus may have limited ability to raise prices in response to increased costs. If the Company fails to timely and effectively respond to competitive pressures and changes in the retail markets, it could adversely affect the Company’s financial performance.

Furthermore, the Company competes with retailers operating discount, mass merchandise, outlet, warehouse, club, grocery, drug, convenience, variety and other specialty stores. Certain competitors may have greater financial, distribution, marketing and other resources than the Company and may be able to secure better arrangements with suppliers and employees and more successfully attract and retain customers. The Company may be vulnerable to the marketing power and degree of consumer recognition of these larger competitors. The Company believes that there is limited to no competition in the geographic regions it targets to establish retail stores. However, the Company is susceptible to the risk that its competitors could venture into the Company’s geographic territories, in which case, the Company may not be able to compete successfully, and competitive pressures may adversely affect its business, results of operations and financial condition.

Likewise, the hotel and hospitality industry is subject to intense competition. Should the Company expand into this industry, its principal competitors will include major hospitality chains, smaller hotel chains, independent and local hotel owners and other well-established and recognized brands. The Company would be competing for individual guests, group reservations and conference business. Much of the competition for these customers is based on brand name recognition and reputation, as well as location, room rates, property size and availability of rooms, quality of the accommodations and amenities, and customer satisfaction. The Company’s competitors may have greater financial and marketing resources which would allow them to improve their properties and expand and improve their marketing efforts in ways that could affect the Company’s ability to effectively compete for guests. If the Company is unable to compete successfully, its financial performance may be adversely affected.

In its precious metals trading and holding operations, the Company faces the risks of limited to no barriers to entry. In addition, the Company has not developed any competitive advantages or differentiators in this line of business. As such, the Company may face competition from a large number of actual or potential competitors. Furthermore, the Company’s success in this line of business is heavily dependent on items such as precious metals prices, macro-economic conditions, monetary and fiscal policies, and such other areas over which the Company has no control.

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The Company is subject to the potential factors of market and customer changes.

The business of the Company is susceptible to rapidly changing preferences of the marketplace and its customers. The needs of customers are subject to constant change. Although the Company intends to carry out its plan of acquiring and operating hotels, retail stores and residential properties to satisfy changing customer demands in the marketplace, there can be no assurance that funds for such expenditures will be available or that the Company’s competition will not develop similar or superior capabilities or that the Company will be successful in its internal efforts.

The prices of physical commodities, such as precious metals, are market-driven and subject to change. Fluctuations in the prices of precious metals may affect demand from such commodities and therefore, the Company’s profit.

The future success of the Company will depend in part on its ability to respond effectively to rapidly changing trends, industry standards and customer requirements by diversifying its holdings of precious metals, adapting its visions of potential hotels and residential properties for purchase and improving the features and experience offered by its retail stores.

General economic factors may adversely affect the Company’s financial performance.

The Company believes that a large portion of its Dollar Store customers are on fixed or low incomes and generally have limited discretionary spending dollars. Likewise, travel and accommodation spending are directly related to general economic strength. Similarly, prices of physical commodities are market-driven and subject to economic changes. Economic conditions beyond the Company’s control, such as increased unemployment levels, inflation, increases in fuel, other energy costs and interest rates, lack of available credit, erosion in consumer confidence and other factors affecting disposable consumer income may adversely affect the Company’s business. Many of those factors, as well as commodity rates, transportation costs, costs of labor, insurance and healthcare, foreign exchange rate fluctuations, lease costs, changes in other laws and regulations and other economic factors, also affect the Company’s cost of goods sold as well as its general and administrative expenses, which may adversely affect sales or profitability.

Product liability and food safety claims could adversely affect the Company.

The Company may be subject to product liability claims from customers or fines from regulatory agencies relating to products, including food products that are recalled, defective or harmful. Such claims could arise from tampering by unauthorized third parties, product contamination or spoilage, or other factors beyond the Company’s control. The Company generally seeks contractual indemnification and insurance coverage from its suppliers. However, without adequate insurance or contractual indemnification available, such claims could have a material adverse effect on the Company’s business, financial condition and results of operation. Litigation expenses could increase as well, which may have a materially negative impact on results of operations, regardless of the outcome of the claim. Furthermore, such claims may cause significant to damage the Company’s reputation and diminish customer confidence in its products.

The Company has authorized the issuance of preferred stock with certain preferences.

The board of directors of the Company is authorized to issue up to 20,000,000 shares of $0.0001 par value preferred stock. The board of directors has the power to establish the dividend rates, liquidation preferences, and voting rights of any series of preferred stock, and these rights may be superior to the rights of holders of the Shares. The board of directors may also establish redemption and conversion terms and privileges with respect to any shares of preferred stock. Any such preferences may operate to the detriment of the rights of the holders of the Shares, and further, could be used by the board of directors as a device to prevent a change in control of the Company. No such preferred shares or preferences have been issued to date, but such shares or preferences may be issued at a later time, subject to the sole discretion of the board of directors.

The Company does not maintain certain insurance, including errors and omissions and indemnification insurance.

The Company has limited capital and, therefore, does not currently have a policy of insurance against liabilities arising out of the negligence of its officers and directors and/or deficiencies in any of its business operations. Even assuming that the Company obtained insurance, there is no assurance that such insurance coverage would be adequate to satisfy any potential claims made against the Company, its officers and directors, or its business operations. Any such liability which might arise could be substantial and may exceed the assets of the Company. The certificate of incorporation and by-laws of the Company provide for indemnification of officers and directors to the fullest extent permitted under Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy, as expressed in the Act, and is therefore, unenforceable.

Intellectual property and/or trade secret protection may be inadequate.

The Company has not applied for any intellectual property or trade secret protection on any aspects of its business. The Company has no current plans on attempting to obtain patents, copyright, trademarks and/or service marks on any of its solutions and services. There can be no assurance that the Company can obtain effective protection against unauthorized duplication or the introduction of substantially similar solutions and services.

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The offering price of the Shares has been arbitrarily determined by the Company and such offering should not be used by an investor as an indicator of the fair market value of the Shares.

Currently there is no public market for the Company’s common stock. The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. Thus an investor should be aware that the offering price does not reflect the fair market price of the Shares.

The Company may complete a primary public offering (or private placement) for Shares in parallel with or immediately following this offering.

The Company may conduct a primary public offering (or private placement) for Shares to raise proceeds for the Company. Such an offering may be conducted in parallel with or immediately following this offering. Sales of additional Shares will dilute the percentage ownership of shareholders in the Company.

The Company’s precious metals operations are speculative and dependent on changes in gold and silver prices.

The Company’s holdings and trading of precious metals, such as gold and silver, are dependent on the market price of these commodities. The Company has no control over these prices, and such prices fluctuate on a daily basis.

Precious metals prices are volatile, and thus may cause changes in the value of your investment in the Company’s shares.

                The value of the Company’s holding in precious metals will be as unpredictable as the price of gold and silver has historically been volatile. This dynamic creates the potential for losses, regardless of whether an investor holds the common stock for a short-, mid- or long-term. Because the value of common stock depends on the price of gold and silver, it is subject to fluctuations similar to those affecting gold and silver prices. The price of gold and silver has fluctuated widely over the past several years. If gold markets continue to be characterized by the wide fluctuations that they have shown in the past several years, the price of the stock will change widely and in an unpredictable manner.

FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, certain information, assumptions and discussions that may constitute forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially than those projected or anticipated. Actual results could differ materially from those projected in the forward-looking statements. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, the Company cannot assure an investor that the forward-looking statements set out in this prospectus will prove to be accurate. The Company’s businesses can be affected by, without limitation, such things as natural disasters, economic trends, international strife or upheavals, consumer demand patterns, labor relations, existing and new competition, consolidation, and growth patterns within the industries in which the Company competes and any deterioration in the economy may individually or in combination impact future results.

DETERMINATION OF OFFERING PRICE

There is no public market for the Company’s common stock and the price at which the Shares are being offered has been arbitrarily determined by the Company. This price does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company but represents solely the arbitrary opinion of management of the Company.

DIVIDEND POLICY

The Company does not anticipate that it will declare dividends in the foreseeable future but rather intends to use any future earnings for the development of its business.

SELLING SHAREHOLDER SALES

This prospectus relates to the sale of 2,874,601 outstanding shares of the Company’s common stock by the holders of those shares. The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $1.50 per share, until the Company’s common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the common stock. The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. The distribution of the common stock by the selling shareholders may be effected in one or more transactions that may take place through customary brokerage channels, in privately negotiated sales; by a combination of these methods; or by other means. The Company will not directly receive any portion or percentage of any of the proceeds from the sale of the Selling Shareholders’ Shares (i.e. all Selling Shareholders’ Shares will be sold by the Selling Shareholder, respectively, and not by or on account of the Company).

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PLAN OF DISTRIBUTION

The Company and the selling shareholders are seeking an underwriter, broker-dealer or selling agent to sell the Shares. Neither the Company nor the selling shareholders have entered into any arrangements with any underwriter, broker-dealer or selling agent as of the date of this prospectus. At the time of this prospectus, neither the Company nor the selling shareholders has located a broker-dealer or selling agent to sell the Shares.

The Company intends to maintain the currency and accuracy of this prospectus and to permit offers and sales of the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

Pursuant to the provisions of Rule 3a4-1 of the Securities Exchange Act of 1934, none of the officers or directors offering the Shares is considered to be a broker of such securities as (i) no officer or director is subject to any statutory disqualification, (ii) no officer or director is nor will be compensated by commissions for sales of the securities, (iii) no officer or director is associated with a broker or dealer, (iv) all officers and directors are primarily employed on behalf of the Company in substantial duties and (v) no officer or director participates in offering and selling securities more than once every 12 months.

The offering will terminate 24 months following the date of the initial effectiveness of the registration statement to which this prospectus relates, unless earlier closed.

Resales of the Securities under State Securities Laws

The National Securities Market Improvement Act of 1996 (“NSMIA”) limits the authority of states to impose restrictions upon resales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. Resales of the Shares in the secondary market will be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker). The resale of such Shares may be subject to the holding period and other requirements of Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission.

Selling Shareholders

The selling shareholders will offer their shares at a price of $1.50 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale. The distribution of the Selling Shareholder Shares may be effected in one or more transactions that may take place through customary brokerage channels, in privately-negotiated sales, by a combination of these methods or by other means. The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the Shares. The Company will not receive any portion or percentage of any of the proceeds from the sale of the Selling Shareholders' Shares. Of the 2,874,601 Selling Shareholder Shares included in the registration statement of which this prospectus is a part, 1,530,000 Selling Shareholder Shares are held by officers, affiliates or directors of the Company.

DESCRIPTION OF SECURITIES

Capitalization

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001, of which 15,136,438 shares are outstanding as of the date of the registration statement, of which this prospectus is a part. The Company is also authorized to issue 20,000,000 shares of preferred stock, par value $0.0001, of which no shares were outstanding as of the date of the registration statement, of which this prospectus is a part.

The following statements relating to the capital stock set forth the material terms of the securities of the Company. Reference is also made to the more detailed provisions of the certificate of incorporation and the by-laws, copies of which are filed as exhibits to this registration statement.

Common Stock

The Company is registering up to 2,874,601 shares of common stock for sale to the public by the holders thereof at a price of $1.50 per Share. The Company is not directly offering any Shares for sale.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights.

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Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The Company may issue additional shares of common stock which could dilute its current shareholder’s share value.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series as may be determined by the board of directors. The board of directors may fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders of the Company, except that no holder of preferred stock shall have preemptive rights. Any shares of preferred stock so issued would typically have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

At present, the Company has no plans to issue any preferred stock or adopt any series, preferences or other classification of preferred stock. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.

Although the Company’s board of directors is required to make any determination to issue such preferred stock based on its judgment as to the best interests of the stockholders of the Company, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or otherwise.

Admission to Quotation on the OTC Bulletin Board

If the Company meets the qualifications, it intends to apply for quotation of its securities on the OTC Bulletin Board. The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges. To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. In addition, the Company must make available adequate current public information as required by applicable rules and regulations.

In certain cases the Company may elect to have its securities initially quoted in the Pink Sheets published by Pink OTC Markets Inc. In general there is greater liquidity for traded securities on the OTC Bulletin Board, and less through quotation on the Pink Sheets. It is not possible to predict where, if at all, the securities of the Company will be traded following the effectiveness of this registration statement.

Transfer Agent

Globex Transfer, LLC of Deltona, Florida serves as transfer agent for the common stock of the Company.

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Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

Dividends

The Company has not paid any dividends to date. The Company intends to employ all available funds for the growth and development of its business, and accordingly, does not intend to declare or pay any dividends in the foreseeable future.

THE BUSINESS

Background

The Company has only recently emerged from its status as a development-stage company, and it has limited operating history and is expected to experience losses in the near term. The Company’s independent auditors have issued a report raising substantial doubt about the Company’s ability to continue as a going concern.

Summary

The Company operates a deep discount variety retail store under the name “Dollar Green Stores” (“dollar stores”) in Sacramento. The Company plans to purchase a medium size hotel in 2016.

In September 2013, the Company’s management developed plans to open and operate two retail stores in Sacramento, California, under the name “Dollar Green Stores.” In February 2014, the Company opened its first dollar store in Sacramento, which consists of more than 2,200 square feet of retail store space. The Company opened its second dollar store in May 2014. In August 2014, the Company was forced to close its original store due to its landlord’s failure to comply with city building codes. Therefore, the Company currently operates one retail store. At June 30, 2016 the Company held $418,061 in precious metals.

Additionally, the Company began trading precious metals. On December 19, 2014, the Company purchased 100 ounces of silver. The Company has since purchased over 21,000 ounces of silver and small amount of gold and is evaluating potentially expanding its ownership of additional precious metals. Currently, the Company anticipates holding its precious metals as a long term investment. Depending on market conditions, the Company anticipates holding its silver holdings until the market price exceeds $50. Likewise, the Company does not plan to sell its gold holdings unless the market price exceeds $2,500.

The Company also has plans to acquire and operate hotels and residential properties in the high demand areas of California.

The Business: Discount Retail Stores

The Company owns and operates discount retail stores and expects to expand to add additional dollar store retail locations in strategic locations throughout northern California. These strategic locations will be areas currently underserved by the dollar store channel.

According to Deloitte’s general publication “Dollar Store Strategies for National Brands,” as the stigma of dollar store shopping wanes, the dollar store channel has developed into a booming, $55.6 million industry in the United States. Through its discount retail stores segment, the Company intends to offer a broad selection of merchandise, including consumable products such as food, paper and cleaning products, bathroom and kitchen cleaners, personal grooming products such as soap, hair products, as well as pet supplies, and non-consumable products such as seasonal merchandise, home décor and domestics, and apparel. The Company intends to stock its retail stores with high quality national brands from leading manufacturers, as well as comparable quality private brand selections with prices at substantial discounts to national brands.

According to a recent Supermarket News survey conducted in June of 2012, dollar stores sit in prime position to provide great value for everyday items such as cleaning products, personal grooming and many other personal items. The survey quotes one respondent saying that “Dollar stores are capturing paper products and cleaning products away from supermarkets, especially in small markets.” Dry food products, snacks, balloons, toys, holiday decorations, reading glasses and other popular items are also a factor in the popularity of dollar stores.

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The retail landscape for food, beverage, personal goods, and household goods is evolving rapidly as the range of retail formats expands and consumer preferences change. In the United States, consumers have a vast array of retail choices to purchase their preferred brands and products. For example, some brands are so ubiquitous that the identical product stock-keeping unit (SKU) is available at grocery stores, mass merchandisers, club stores, drug stores, and convenience stores, all within walking distance of each other. Each consumer has a distinct set of stores they shop at, a cadence with which they visit, and a unique selection of products they tend to purchase. Some consumers actively shop across channels comparing prices and offerings. Other consumers primarily shop at a small set of stores, or a single store. Furthermore, each retailer, and often store location, has a specific set of consumer segments they target.

The Business: Hotel and Residential Properties

The Company believes the hotel industry accounts for a significant part of the overall economy. The industry is highly segmented with many different brands targeting a vast range of customer needs at various price points. Businesses in the hotel industry generally operate under one or more business models, including hotel management, brand franchising and hotel ownership. Hotels are categorized into three groups: full-service, select-service and limited-service. Full-service hotels typically offer a full range of amenities and facilities, including food and beverage facilities and meeting facilities. Select-service hotels furnish some of the amenities offered at full-service hotels but on a smaller scale and generally do not to have meeting facilities. Limited-service hotels usually offer only lodging, however some provide modest food and beverage facilities such as breakfast buffets or small meeting rooms.

Lodging demand growth is generally related to the strength of the overall economy. Additionally, local demand factors may stimulate business and leisure travel to specific locations. In particular, macroeconomic trends relating to GDP growth, corporate profits, capital investments and employment growth are some of the primary drivers of lodging demand. As the economy continues to improve, the ongoing trend of strong transient demand and growing group business will continue to drive demand for hotels and lodging and allow the industry to achieve increased growth.

The Market

The dollar channel is a $55.6 billion industry in the United States. The recent recession and post-recessionary shopping habits have made dollar stores a frequent channel for more consumers—of all incomes. Dollar stores appeal to primarily low- and fixed-income consumers; however, a growing segment of shoppers are high-income consumers, as the stigma of dollar stores seems to be waning. Across consumer segments, dollar-store shopping trips appear to be expanding from merely a fill-in or occasional targeted purchase to a grocery or mass merchandise substitute. To some extent, the growth of dollar stores—in particular multi-price-point dollar stores, where the price of most products exceeds one dollar—is at the expense of mass merchandisers and grocery channels.

This growth in dollar stores is faster than traditional channels, particularly in the sales of personal goods, household goods, food, and beverages. Dollar stores typically offer more variety in food and beverage (including national brands) and the consumer perception of store brand quality improves.

The hotel industry globally and in the United States has improved as the economy has recovered over the past few years. According to the STR Global Census, October 2013 (adjusted to September 2013), U.S. hotel demand has grown at a compound annual growth (“CAGR”) rate of 4.9% over the past three years. Hotel supply has lagged at a CAGR of just 0.9%. The Company believes there is ample room to enter this market and that barriers for entry remain relatively low.

The Company’s Presence in the Market

The Company has targeted strategic locations in northern California that are currently underserved by the dollar store channel. It currently operates one deep discount retail store location in Sacramento, California. The Company plans to grow organically as a participant in the discount retail store industry. The Company will benefit from further expanding its operations and developing its economy of scale, expanding its brand recognition and customer loyalty and increasing its knowledge of industry operations, thereby allowing the Company to optimize its future operations and progressively develop future projects to reach their full potential.

Although the Company intends to begin trading precious metals and has begun acquiring and evaluating potential positions in the market, it does not currently have a presence in the trade of such metals, other than its holding of silver at the present time. Likewise, the Company currently has no presence in the hotel or residential property marketplace. It intends to acquire such properties in the near future, thereby establishing a footprint in the market.

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The Business: Precious Metals

Silver and other precious metals, may be used as an investment. A traditional way of investing in silver is by buying actual bullion bars. In some countries, like Switzerland and Liechtenstein, bullion bars can be bought or sold over the counter at major banks. Another means of buying and trading silver is through silver coins. Silver coins include the one ounce 99.99% pure Canadian Silver Maple Leaf and the one ounce 99.93% pure American Silver Eagle. Likewise, an increasing popular method of trading in silver and precious metals is through exchange-traded products, such as exchange-traded funds, exchange-traded notes and closed-end funds that aim to track the price of silver. Silver exchange-traded products are traded on the major stock exchanges including the London and New York Stock Exchanges.

The Company believes that stimulative monetary policies adopted by the United States, the European Union, China and Japan may cause an increase in inflation. Gold and silver have traditionally served as a hedge against economic uncertainty and high inflation.

At the present time, the Company does not anticipate or foresee a material effect on this line of its business from existing or probable governmental regulations.

The Market

The Company believes that the market price of silver is undervalued based on its current value versus its cost of production. As the economy continues to rebound from the recent recession, the Company expects the industrial demand for silver to increase. Silver is a highly conductive metal and utilized in electronic devices, photography and medical devices. Traditional usage of silver such as jewelry and silverware may also increase. The Company believes that such an increase in demand for silver will drive a corresponding increase in the price of silver.

The Company’s Presence in the Market

In December 2014, the Company purchased 100 ounces of silver. In 2015, the Company anticipates purchasing additional precious metals and shifting more of its capital to the acquisition of precious metals. As of June 30, 2016 the Company had invested approximately $355,000 in silver and other precious metals.

The Company’s management has limited experience in the precious metals field. Nevertheless, the Company believes that it has several advantages over some of its competitors. The Company holds physical coins and bullion rather than contracts for delivery of precious metals or certificates. In time of economic crisis, there may be no guarantee of the delivery of precious metals as contracts and certificates may exceed available stock.

Currently, the Company anticipates holding its precious metals as a long term investment. Depending on market conditions, the Company anticipates holding its silver holdings until the market price exceeds $50. Likewise, the Company does not plan to sell its gold holdings unless the market price exceeds $2,500.

The Company intends to finance its precious metals trading operation with potential funds raised from equity sales of the Company’s securities and other income generated from operations. Currently, the Company intends to give first priority to acquiring additional precious metals followed by hotels, residential properties and dollar stores.

Services and Products

The Company plans to operate discount retail stores in the basic consumer goods market. Such consumable goods include packaged food comprised of cereals, canned soups, milk, eggs, vegetables, frozen and refrigerated foods, candies, cookies, crackers, salty snacks, carbonated beverages, over-the-counter medicines and personal care products, such as soap, body wash, shampoo, dental hygiene, as well as skin, and foot care products. The Company intends to offer additional products including gifts, party goods, toys, batteries, small electronics, greeting cards, pet supplies, pet food, gardening supplies, durable housewares, kitchen supplies, cookware, consumables, such as paper, plastics, household chemicals, and other items, including seasonal goods, such as Easter, Halloween, and Christmas merchandise.

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The Company has begun to establish positions in precious metals and intends to begin trading such metals. As of June 30, 2016, the Company had acquired 21,103 ounces of silver and a small amount of gold.

The Company has yet to identify and acquire hotel or residential properties. Currently, the Company is working with PKF Capital and other commercial brokers to identify potential hotel properties for purchase. Prospective properties include medium-sized hotels and residential apartment complexes.

In the precious metals holding and investment sector, there are essentially no barriers to entry as any entity or organization can purchase and/or hold these metals for trading or investment purposes.

Pricing

At the moment, the Company's business is in the dollar store retail sector.  Thus, most products are priced at 99 cents or less. However, about 20% of the products offered at the 2,700 square feet store are priced over $1.00 due to customer requests for specific products.

Competition

The Company’s discount retail stores are part of a highly competitive industry. The basic consumer packaged goods market encompasses discount stores and many other retailers, including mass merchandise, grocery, drug, convenience, variety and other specialty stores. The Company’s direct competitors will include retail companies such as ‘Dollar General’, ‘Family Dollar’, ‘Dollar Tree’, and ‘99 CentOnly Store’ to the extent that these competitors are within a similar geographic area to the Company’s stores. These competitors may have greater financial and other resources than does the Company.

The Company intends to differentiate itself from other forms of discount retail stores by targeting low to middle-class consumers in strategic locations in northern California currently underserved by the dollar store channel.

If the Company does enter the hotel and or residential property industry, it will encounter significant competition from other hotel, residential and resort owners and operators. Primary competitors would include branded and independent hotel operating companies, national and international hotel brands and ownership companies.

Strategic Partners and Suppliers

The Company believes that strategic partnerships will be a major component of the Company’s operating strategy and path to success. The Company hopes to work with several strategic partners in important areas of its business and operations. However, currently, the Company has no such strategic partners.

The Company entered into a Purchase Agreement with Dollar Store Services, Inc. in October 2013. The Company worked with Dollar Store Services, Inc. to develop, design and build out its first retail storefront.

Marketing Strategy

The Company has conducted limited advertising and marketing to date as the primary focus of the Company since inception has been to concentrate on beginning its construction and development efforts. The Company has, however, given substantial attention to constructing the marketing strategy and plans that it will use once its project enters the marketplace. The Company plans to market its Dollar Stores through newspaper advertisement and low cost promotional campaigns.

Operations

The Company believes that presentation of the stores and customer service are important factors in each customer’s experience. Therefore, the Company’s personnel regularly check the stores to ensure items are appropriately placed and aisles are organized. The stores are maintained to provide a clean, convenient shopping experience and employees offer friendly, knowledgeable customer service.

Sales Strategy

The Company’s management has handpicked the products in the stores to offer quality products priced at 99 cents or less.  Compared to other dollar stores, the Company offers newer inventory and approximately one and a half times more inventory per square foot than other dollar stores. The Company also incentivizes larger purchases by offering customers a 10% discount if they spend more than $50.00 before tax.

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Revenues and Losses

Since its inception, the Company has focused its efforts on conducting market research and development, and has devoted little attention or resources to sales and marketing or generating near-term revenues and profits. The Company has limited revenues to date and has not realized any profits as of yet. In order to succeed, the Company needs to develop a viable strategy to market its Dollar Stores and hotels and residential properties once they have been acquired and developed.

As of December 31, 2015, The Company has not posted operating income since inception. It has an accumulated deficit of ($707,470) since inception The Company has posted limited revenues from customer sales at its discount retail stores. The Company posted net losses of $157,319 in the full year 2013. This 2013 full year loss of $157,319 was due to the startup operating costs of $102,119 and an accrued litigation of $55,200, which is reserved on the balance sheet at December 31, 2013. Cash flows to provide for this loss were mainly from a shareholder loan for $102,938 and proceeds from common stock issuance for $124,230. During the year ended December 31, 2014, the Company posted net losses of $346,763. Of the net loss of for the year ended December 31, 2014, $166,492 consisted of revenues as the Company opened its first stores during this period. Operating expenses in this period were $427,937 due to continued startup costs as these were mainly financed by cash flows from financing activities. In 2015 revenues from store operations totals $68,837 with a gross profit of $35,044 and a net operating loss of $154,643. Unrealized and realized losses on precious metals and securities increased the net loss to $202,231.

Equipment Financing

The Company has no existing equipment financing arrangements.

THE COMPANY

Change of Control

The Company was incorporated in the State of Delaware in July 2012, and was formerly known as Sandgate Acquisition Corporation. In July 2013, the Company implemented a change of control by issuing shares to new shareholders, redeeming shares of existing shareholders, electing new officers and directors and accepting the resignations of its then existing officers and directors. In connection with the change in control, the shareholders of the Company and its board of directors unanimously approved the change of the Company’s name from Sandgate Acquisition Corporation to Sunstock, Inc.

Relationship with Tiber Creek Corporation

The Company previously entered into an engagement agreement with Tiber Creek Corporation, a Delaware corporation (“Tiber Creek”), whereby Tiber Creek would provide assistance to the Company in effecting transactions for the Company to combine with a public reporting company, including: transferring control of such reporting company to the Company; preparing the business combination agreement; effecting the business combination; causing the preparation and filing of forms, including a registration statement, with the Securities and Exchange Commission; assist in listing its securities on a trading exchange; and assist in establishing and maintaining relationships with market makers and broker-dealers.

Under the agreement, Tiber Creek is entitled to receive cash fees from the Company. In addition, the Company’s then-current shareholders, Tiber Creek and MB Americus, LLC, a California limited liability company (“MB Americus”), were permitted to retain the aggregate total of 500,000 shares.

In general, Tiber Creek holds interests in inactive Delaware corporations which may be used by issuers (such as the Company) to reincorporate their business in the State of Delaware and capitalize the issuer at a level and in a manner (i.e. the number of authorized shares and rights and preferences of shareholders) that is appropriate for a public company. Otherwise, these corporations are inactive, and Tiber Creek does not conduct any business in such corporations.

James Cassidy and James McKillop (who is the sole owner of MB Americus, an affiliate of Tiber Creek) serve only as interim officers and directors of these corporations (such as Sandgate Acquisition Corporation) until such time as the changes of control in such corporations are effectuated to the ultimate registering issuers. As the role of Tiber Creek is essentially limited to preparing the corporate structure and organizing the Company for becoming a public company, the roles of Mr. Cassidy and Mr. McKillop are generally limited to facilitating such change of control and securities registration transactions.

Retail Storefront Leases

The Company entered into a lease agreement on October 30, 2013 for 2,239 square feet of retail shop space for this store. The lease requires combined monthly payments of base rent of $3,733 for thirty six months beginning February 2014. On April 8, 2014 the Company entered into a sixty-seven month lease agreement for its second retail store. The lease requires monthly payments of base rent of $4,756, with free rent for months one through four, month seven, month nine and month eleven. The base rent increases gradually over the term of the lease. This store began operations on May 8, 2014.

On August 21, 2014 the first store was forced to close due to below code electrical wiring the landlord had provided. Perishable inventory at this store was relocated to the second store as nonperishables were moved into storage along with fixed assets until a new location is expected to open in the first quarter of 2015. Related rents and associated costs have ceased with a final settlement pending. On January 27, 2015 the Company filed a lawsuit to recover these costs either through insurance proceeds or landlord settlement.

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In February, 2016, the Company entered into an agreement with a media consultant to create brand awareness in return for 150,000 shares of fully vested, non-forfeitable common stock valued at $187,500 (based on the market closing price on the measurement date) and $1,500 per each filming session. The shares are recorded as prepaid consulting expense in the accompanying condensed balance sheet. The Company amortized approximately $23,000 of consulting expense during the three months ended March 31, 2016.

Intellectual Property

At present, the Company does not possess any intellectual property protection. The Company may decide in the future to pursue efforts to protect its intellectual property, trade secrets and proprietary methods and processes.

Research and Development

The Company has not to date undertaken, and does not currently plan to undertake, any material research and development activities.

Employees

The Company has no full time employees.

Jason C. Chang and Dr. Ramnik S. Clair are the officers and directors of the Company. Mr. Chang, as president of Sunstock, and Mr. Clair as vice president, have allocated time to the activities of the Company without compensation.

There are no agreements or understandings for the officer or director to resign at the request of another person and the above- named officer and director is not acting on behalf of nor will act at the direction of any other person.

Set forth below are the names of the directors and officers of the Company, all positions and offices with the Company held, the period during which they have served as such, and the business experience during at least the last five years:

Jason C. Chang, serves as a director, Chief Executive Officer and President of Sunstock. Mr. Chang began his career in the hospitality industry as a child and continuing as an adult working in the family business operating several hotels throughout California. Mr. Chang has now had over 20 years of hospitality management experience. In addition, as an entrepreneur, Mr. Chang has helped fund numerous startup companies, primarily related to the technology sector.

Dr. Ramnik Clair serves as a director and Senior Vice President of Sunstock. Dr. Clair received his medical degree in India and emigrated to the United States in 1983. He completed his medical residency in New York and has subsequently served in his medical practice as a solo practitioner. Dr. Clair intends to assist the Company in building long term relationships with its client base.

Property

The Company currently uses the residence of Jason C. Chang for its corporate office at no cost to the company. The Company has no other properties and at this time has no agreements to acquire any properties.

The Company entered into a lease agreement in December 2015 for 2,700 square feet of retail shop space to replace their previous location below. The lease requires combined monthly payments of base rent of $1,950 for six months beginning January 2016 with a one year option.

The Company entered into a lease agreement on October 30, 2013 for 2,239 square feet of retail shop space for this store of which has since been rescinded. The lease required combined monthly payments of base rent of $3,733 for thirty six months beginning February 2014. On April 8, 2014 the Company entered into a sixty-seven month lease agreement for its second retail store. The lease required monthly payments of base rent of $4,756, with free rent for months one through four, month seven, month nine and month eleven. The base rent increased gradually over the term of the lease. This store began operations on May 8, 2014 until December 2015.

On August 21, 2014, the first store was forced to close due to below code electrical wiring the landlord had provided. Perishable inventory at this store was relocated to the second store as nonperishables were moved into storage Related rents and associated costs have ceased with a final settlement of $18,073, which is included in accounts payable in the accompanying balance sheet as of December 31, 2015. On January 27, 2015, the Company filed a lawsuit to recover these costs either through insurance proceeds or landlord settlement.

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Subsidiaries

The Company has no subsidiaries.

Jumpstart Our Business Startups Act

In April, 2012, the Jumpstart Our Business Startups Act (“JOBS Act”) was enacted into law. The JOBS Act provides, among other things:

Exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies;

Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Securities Exchange Act of 1934;

Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;

Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and

Exemption from registration by a non-reporting company of offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and exemption of such sales from state law registration, documentation or offering requirements.

In general, under the JOBS Act a company is an emerging growth company if its initial public offering (“IPO”) of common equity securities was effected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an emerging growth company after the earliest of

(i) the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more,

(ii) the completion of the fiscal year of the fifth anniversary of the company’s IPO;

(iii) the company’s issuance of more than $1 billion in nonconvertible debt in the prior three-year period, or

(iv) the company becoming a “larger accelerated filer” as defined under the Securities Exchange Act of 1934.

The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Company are discussed below.

Financial Disclosure. The financial disclosure in a registration statement filed by an emerging growth company pursuant to the Securities Act of 1933 will differ from registration statements filed by other companies as follows:

(i) audited financial statements required for only two fiscal years;

(ii) selected financial data required for only the fiscal years that were audited;

(iii) executive compensation only needs to be presented in the limited format now required for smaller reporting companies.

(A smaller reporting company is one with a public float of less than $75 million as of the last day of its most recently completed second fiscal quarter)

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. The Company is a smaller reporting company. Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs audited financial statements for its two most current fiscal years and no tabular disclosure of contractual obligations.

The JOBS Act also exempts the Company’s independent registered public accounting firm from complying with any rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) after the date of the JOBS Act’s enactment, except as otherwise required by SEC rule.

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The JOBS Act also exempts an emerging growth company from any requirement adopted by the PCAOB for mandatory rotation of the Company’s accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of the Company’s independent registered public accounting firm to file a report on the Company’s internal control over financial reporting, although management of the Company is still required to file its report on the adequacy of the Company’s internal control over financial reporting.

Section 102(a) of the JOBS Act exempts emerging growth companies from the requirements in §14A(e) of the Securities Exchange Act of 1934 for companies with a class of securities registered under the 1934 Act to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an emerging growth company can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The Act also permits research reports by a broker or dealer about an emerging growth company regardless if such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of a research reports on the emerging growth company IPO.

Section 106 of the JOBS Act permits emerging growth companies to submit 1933 Act registration statements on a confidential basis provided that the registration statement and all amendments are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow the emerging growth company to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a roadshow.

Election to Opt Out of Transition Period. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the 1934 Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of the transition period.

Reports to Security Holders

In October 2012, the Company (as Sandgate Acquisition Corporation) filed a Form 10-12G general registration of securities pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant such Act and files with the Securities and Exchange Commission quarterly and annual reports and management shareholding information. The Company intends to deliver a copy of its annual report to its security holders, and will voluntarily send a copy of the annual report, including audited financial statements, to any registered shareholder who requests the same.

The Company’s documents filed with the Securities and Exchange Commission may be inspected at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20549. Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. All of the Company’s filings may be located under the CIK number 0001559157.

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PLAN OF OPERATION

Summary

Management intends to develop the Company for the acquisition and operation of hotels, discount retail stores, and residential properties in the high demand areas of California, particularly Southern California and the San Francisco Bay Area. In December 2014, the Company entered into the investment in precious metals as listed on the balance sheet. In September 2013, management developed plans to open and operate two retail stores in Sacramento, California. On October 30, 2013, the Company entered into a Purchase Agreement with Dollar Store Services, Inc. to develop, design and build out a retail store which the Company began operating in February 2014. Additionally, the Company entered into a lease agreement on October 30, 2013 for 2,239 square feet of retail shop space for this store in Sacramento, California. The lease requires monthly payments for rent and maintenance of $3,733 for thirty six months beginning February 2014.

Management opened an additional retail store in Sacramento, California in May of 2014 and entered into a retail shop lease for sixty-seven months beginning May 2014 for approximately 4,756 square feet. The monthly base rent for this location is currently $4,756, with seven months of free rent throughout the first eleven months. The base rent will gradually increase until the term expires in 2019. This store began operations on May 8, 2014 until December 2015 at which time the Company entered into a lease agreement for 2,700 square feet of retail shop space to replace their previous location above. The lease requires combined monthly payments of base rent of $1,950 for six months beginning January 2016 with a one year option with monthly rent of $2,150.

Silver and other precious metals, may be used as an investment. A traditional way of investing in silver is by buying actual bullion bars. In some countries, like Switzerland and Liechtenstein, bullion bars can be bought or sold over the counter at major banks. Another means of buying and trading silver is through silver coins. Silver coins include the one ounce 99.99% pure Canadian Silver Maple Leaf and the one ounce 99.93% pure American Silver Eagle. Likewise, an increasing popular method of trading in silver and precious metals is through exchange-traded products, such as exchange-traded funds, exchange-traded notes and closed-end funds that aim to track the price of silver. Silver exchange-traded products are traded on the major stock exchanges including the London and New York Stock Exchanges.

The Company believes that simulative monetary policies adopted by the United States, the European Union, China and Japan may cause an increase in inflation. Gold and silver have traditionally served as a hedge against economic uncertainty and high inflation.

As of the date of this Form S-1, no business combinations have been entered into or effected.

The most likely target companies are those seeking the perceived benefits of a reporting corporation. Such perceived benefits may include facilitating or improving the terms on which additional equity financing may be sought, providing liquidity for incentive stock options or similar benefits to key employees, increasing the opportunity to use securities for acquisitions, providing liquidity for shareholders and other factors.

Business opportunities may be available in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities difficult and complex.

In analyzing prospective business opportunities, the Company may consider such matters as the available technical, financial and managerial resources; working capital and other financial requirements; history of operations, if any; prospects for the future; nature of present and expected competition; the quality and experience of management services which may be available and the depth of that management; the potential for further research, development, or exploration; specific risk factors not now foreseeable but which may be anticipated; the potential for growth or expansion; the potential for profit; the perceived public recognition or acceptance of products, services, or trades; name identification; and other relevant factors. This discussion of the proposed criteria is not meant to be restrictive of the virtually unlimited discretion of the Company to search for and enter into potential business opportunities.

The Company has, and will continue to have, limited capital with which to provide the owners of business entities with any cash or other assets.

Business Plan

The Company independently owns and operates discount a retail store, and intends to add medium sized hotels and residential properties in strategic locations throughout California. In February 2014, the Company designed, developed and opened its first dollar store in Sacramento, California. The location consists of more than 2,200 square feet of retail store space. In May 2014, the Company opened an additional dollar store, also in Sacramento, California. Subsequently, the Company’s first dollar store was forced to close. The Company currently operates only one store.

The Company will pursue further expansion led by an experienced manager with a sound financial background and an entrepreneurial spirit. President and Chief Executive Officer Jason Chang will devote his full-time working hours to the management, business development and guidance of the Company. Mr. Ramnik Clair will contribute to the Company on a part-time basis, with approximately 20% of his working time devoted to the Company.

The Company is also currently working with PKF Capital and other commercial brokers to identify potential hotel and residential properties for purchase.

The Company also plans to make additional purchases and holdings of precious metals as it its finances permit in 2016 and beyond. As its overall business progresses, the Company plans to hold approximately 30% to 40% of its total assets in the form of precious metals assets.

Potential Revenue

The Company intends to earn revenue from sales to customers at its retail stores. Additionally, the Company plans to acquire hotels and residential properties and earn revenue from renting lodging accommodations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Company is an early-stage company (only recently emerging from its status as a development-stage company) and was incorporated in the State of Delaware in July 2012. For the six months ended June 30, 2016, and the fiscal years ended December 31, 2015 and December 31, 2014, the Company did not generate significant revenues and incurred significant expenses and operating losses, as part of its operating activities.

The Company anticipates that it would need approximately $100,000 over the next 12 months to continue as a going concern and expand its operations to operate additional discount retail stores, enter the precious metals trading market and potentially acquire a mid-sized hotel and/or residential apartment complex in accordance with its current business plan. The Chief Executive Officer and several shareholders plan to continue to fund the Company’s operations during the next 12 months or until the Company can generate an ongoing source of capital sufficient to independently continue its operations.

As of June 30, 2016, the Company has not posted operating income since inception. It has an accumulated deficit of ($1,218,752) since inception. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and /or obtain additional financing from its stockholders and/or other third parties.

The Company’s independent auditors have expressed substantial doubt as to the ability of the Company to continue as a going concern. Unless the Company is able to generate sufficient cash flow from operations and/or obtain additional financing, there is a substantial doubt as to the ability of the company to continue as a going concern.

Revenues and Losses

The Company has posted limited revenues from customer sales at its discount retail stores. During the year ended December 31, 2014, the Company posted net losses of $346,743. Of the net loss of for the year ended December 31, 2014, $166,492 consisted of revenues as the Company opened its first stores during this period. Operating expenses in this period were $427,937 due to continued startup costs as these were mainly financed by cash flows from changes in operating assets in prepaid expenses. In 2015 revenues from store operations totaled $68,837 with a gross profit of $35,044 and a net operating loss of $154,643. Unrealized and realized losses on precious metals and securities increased the net loss to $202,031.

The Company has not recorded salary expenses to date for officers or store employees, as they have contributed their time without compensation. The Company estimates the cost of employees to be $40,000 quarterly and $160,000 annually. However, the Company assumes that it will be begin to pay such individuals in the future and such additional costs will have a negative effect on the Company’s statement of operations.

On August 21, 2014 the Company’s first store was forced to close due to the building operator’s below code electrical maintenance. The Company expects losses associated with business interruption as to lost sales to be reimbursed by the landlord. All inventory at this store was relocated to the second store and the fixed assets were moved into storage. This store opened in February 2014 and contributed approximately 54% of the Company’s revenues for the nine months ending September 30, 2014. Of the revenues of $145,071, approximately $78,000 may be attributed to this store. Though significant in interrupted revenue streams the Company anticipates a larger revenue stream in 2015. Related rents and associated costs have ceased with a final settlement pending.

Equipment Financing

The Company has no existing equipment financing arrangements.

Pricing

At the moment, the Company’s business focuses on the dollar store retail sector.  Thus, most products are priced at 99 cents or less.

Potential Revenue

The Company intends to earn revenue from sales to Customers at its retail stores. Additionally, the Company plans to acquire hotels and residential properties and earn revenue from renting lodging accommodations.

Alternative Financial Planning

The Company has no alternative financial plans at the moment. If the Company is not able to successfully raise monies as needed through a private placement or other securities offering (including, but not limited to, a primary public offering of securities), the Company’s ability to survive as a going concern and implement any part of its business plan or strategy will be severely jeopardized. If the Company is unable to raise funds through equity sales or otherwise, the Company may also consider selling some of its silver holdings in the future to finance other operations.

The Company does not anticipate that it will generate revenue sufficient to cover its planned operating expenses, and the Company must obtain additional financing in order to develop and implement its business plan and proposed operations. If the Company is not successful in generating sufficient revenues and/or obtaining additional funding to develop its business plan and proposed operations, this could have a material adverse effect on its business, results of operations liquidity and financial condition.

The Company does not anticipate that it will generate revenue sufficient to cover its planned operating expenses, and the Company must obtain additional financial in order to develop and implement its business plan and proposed operations. If the Company is not successful in generating sufficient revenues and/or obtaining additional funding to develop its business plan and proposed operations, this could have a material adverse effect on its business, results of operations liquidity and financial condition.

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Critical Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Early Stage of the Company and Capital Resources

Since its inception, the Company has devoted most of its efforts to business planning, research and development, recruiting management and staff and raising capital. Accordingly, the Company was considered to be in the development stage until it recently began formal operations. The Company has not generated significant revenues from its operations, and there is no assurance of future revenues.

As of June 30, 2016, the Company had $5,113 in cash and $23,617 in inventory – products, $418,061 in inventory - silver.

The Company’s proposed activities will necessitate significant uses of capital beyond 2015. The Company intends to pursue the acquisition of a medium sized hotel in the future. The Company is currently working with realtors to consider potential properties. However, the Company expects such an acquisition would cost as much as $2,000,000 and therefore the Company would need to generate or raise capital of between $2,000,000 and $5,000,000 to facilitate this acquisition. In general, the Company plans to hold approximately 30% to 40% of its total assets in the form of precious metals assets.

There is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital, or if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to the Company. Accordingly, given the Company’s limited cash and cash equivalents on hand, the Company will be unable to implement its business plans and proposed operations unless it obtains additional financing or otherwise is able to generate revenues and profits. The Company may raise additional capital through sales of debt or equity, obtain loan financing or develop and consummate other alternative financial plans.

Discussion of the six months ended June 30, 2016

As of June 30, 2016, the Company has not posted operating income since inception. It has an accumulated deficit of approximately $1,218,752 since inception. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or obtain additional financing from its stockholders and/or other third parties.

The Company generated revenues during the six months ended June 30, 2016 of $23,510 as compared to $37,003 in revenues posted for the six months ended June 30, 2015. The decrease in revenues is primarily due to the closing of one of the stores in August 2014 and sales at the new store not at pace with the first six months of 2015.

During the six months ended June 30, 2016, the Company posted an operating loss of $631,960 as compared to an operating loss of $93,475 for the six months ending June 30, 2015, such increase is primarily related to an increase in expenses related to increased operating expenses, stock-based compensation and amortization of prepaid services.

For the six months ended June 30, 2016, the Company used cash in operating activities of $56,311, which was attributable to a net loss of $511,282, common stock issued for services of $558,230 and unrealized gain of $115,632 in the period. During such period, the Company also generated cash from investing activities in the amount of $44,616.

As of June 30, 2016, the Company had $5,113 in cash, $16,774 in other receivables and $23,617 in inventory – products, and $418,061 in inventory - silver.

Discussion of the Year ended December 31, 2015

As of December 31, 2015, the Company has generated revenues of $68,873 on cost of revenue and operating expenses of $232,516 with limited cash flows from operations since inception. For the year ended December 31, 2015, the Company sustained a net loss of ($202,031), and had accumulated a deficit of ($707,470).

Gross profit for the year ended December 31, 2015 was $35,044 under $81,174 for 2014.

Operating expenses were down $238,250 or 56% as compared to $427,937 for the year ended December 31, 2015 over year end 2014. Payroll and Professional fees were a large part of that during the current year at approximately $27,000 and $92,000, respectively.

As of December 31, 2015, the Company had $13,699 in cash, $39,570 in marketable securities, $329,743 in inventories and $2,378 in prepaid expenses. During the year ended December 31, 2015, the Company raised $521,500 in cash from stock sales. The Company also received on its behalf funding from a shareholder of $20,000 during 2015.

Discussion of the Year ended December 31, 2014

The Company posted revenues of approximately $166,492 during the year ending December 31, 2014. During the full-year 2013, the Company generated no revenues. The increase in revenues is primarily due to the commencement of operations and sales at its first retail location. However, due to the August 2014 closure of one of the Company’s stores, the Company believes that maximum revenues were not generated during this period.

During the year ended December 31, 2014, the Company posted operating loss of $346,763 and net loss of $346,763. The losses are due to continued start-up costs, including expenses to design and develop its current retail stores, analyzing prospective business opportunities and fees related to the Company’s advisors.

During the year ended December 31, 2014, the Company used net cash of $72,758 in its operations. During such period, the Company also generated cash from financing activities in the amount of $73,474. The Company had a cash balance of $1,567 and $30,377 in inventory as of December 31, 2014.

The Company purchased equipment totaling $9,781 during the year ended December 31, 2014.

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MANAGEMENT

The following table sets forth information regarding the members of the Company’s board of directors and its executive officers:

Name	Age	Position	Year Commenced

Jason Chang	43	President, Chief Executive Officer, Director	2013
Dr. Ramnik Clair	65	Senior Vice President and Director	2013

Jason Chang

Jason Chang is Chairman and Chief Executive Officer of the Company. Jason Chang has over 5 years of experience working in the retail and grocery industry and over 20 years of experience working in the hospitality industry (primarily managing local motels in the Sacramento-area of California and also managing a hotel in the Oakland-region of California). His principal occupation has been as an investor. Mr. Chang began his business career at an early age by being fully immersed in the hospitality industry as he helped his parents run the family business. Together they operated several successful hotels throughout California for many years. Now Mr. Chang has over 20 years of hospitality management experience which he uses daily in his role as CEO. Mr. Chang has also spent many years as an extremely successful investor and entrepreneur, including working with local investment clubs and running motels. He has helped fund numerous startup companies, primarily dealing with those in the technology sector.

Over the past five (5) years, Mr. Chang’s professional experience has been continuously working as a self-employed investor, trading stocks, options, commodities and various other securities. However, Mr. Chang has limited prior experience trading precious metals.

Dr. Ramnik Clair

Dr. Ramnik Clair is Senior Vice President of the Company. Dr. Ramnik Clair is a board certified MD in Physical Medicine & Rehabilitation and his principal occupation has been as a physiatrist. Dr. Clair obtained his medical degree in India and emigrated to the United States in 1983. He completed his residency in New York and has been in the medical practice as a solo practitioner. He has a strong interest in diversifying his opportunity in real estate development. His professionalism will help build long-term relationships with the growing client base.

Over the past five (5) years, Dr. Clair has been continuously employed in his own medical practice as a physician in Stockton, California. Dr. Clair has no prior experience trading precious metals.

Director Independence

Pursuant to Rule 4200 of The NASDAQ Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company. The Company’s board of directors has reviewed the materiality of any relationship that each of the directors has with the Company, either directly or indirectly. Based on this review, the board has determined that there are no independent directors.

Committees and Terms

The Board of Directors (the “Board”) has not established any committees.

Legal Proceedings

In April 2014, the Company received notice that a shareholder had filed a lawsuit against the Company. The Company has settled the cost of this lawsuit at $82,660, and has reflected this amount in accrued litigation in the accompanying balance sheets as of June 30, 2016 and $55,200 at December 31, 2015.

There are no other litigation pending or threatened against the Company.

In January 2015, the Company filed a lawsuit against the landlord where the Company previously operated its first store. The store was closed due to the landlord’s failure to take out building permits and its substandard electrical wiring (the City of Sacramento deemed the store to be a safety hazard).

26

EXECUTIVE COMPENSATION

Remuneration of Officers: Summary Compensation Table

Description of Compensation Table

							Change in Pension Value and
						Non-equity	Recognized
Name/Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Incentive plan Compensation	Deferred Compensation Earnings	All Other Compensation (2)	Total

Jason C. Chang	2015	$0	$0	$166,000	$0	$0	$0	$49,000	$215,000
Chairman, CEO, Director	2014	$0	$0	$0	$0	$0	$0	$0	$0

Dr. Ramnik Clair	2015	$0	$0	$0	$0	$0	$0	$0	$0
Sr. V.P. & Director	2014	$0	$0	$0	$0	$0	$0	$0	$0

To date, the Company has not paid any cash compensation to any executive officer or director (certain loans that the Company made to Mr. Chang was later classified as compensation expense).  In the future the Company may choose to pay a salary or fees to Mr. Chang and Mr. Clair. See footnotes directly below. The Company has not incurred any salaries and related expenses during 2015 and 2014. The parents of the Company’s officer have contributed their time without compensation, nor any amounts due. They assist with operating the Company’s store (two stores through August 2014). In addition, the Company receives consulting services from a shareholder without any compensation, nor any amounts due. The Company approximates the annual expense would total $60,000 to hire and pay for comparable services. No such amounts have been recorded for the year ended December 31, 2015 and 2014.

1.	During the year ended December 31, 2014, the Company’s chief executive officer was granted 1,846,012 shares of common stock for the conversion of approximately $18,000 of amounts due. Based on the estimated fair value of the common shares, the Company recorded approximately $166,000 of compensation expense to the officer; as such shares were considered compensatory for services provided.

2.	In August 2014, the Company entered into a note receivable agreement of approximately $33,000 with the Company’s CEO and chairman of the board of directors. At September 30, 2014, the entire balance was due. In November 2014, such amount was reclassified to compensation expense.

During the year ended December 31, 2013, the Company’s Chief Executive Officer received $16,000 directly from an investor in connection with the issuance of 75,000 shares of the Company’s common stock. During the year ended December 31, 2014, the Company recorded compensation of $16,000; as such amounts were not remitted to the Company by the officer.

Employment Agreements

Currently, the Company has only one employment agreement. The Company has agreed to compensate one full-time employee 120,000 shares of common stock in exchange for his commitment of one-year. The Company has not entered into employment agreements with any other employees or officers.

Anticipated Officer and Director Remuneration

The Company has not to date paid any compensation to any officer or director. The Company intends to pay annual salaries to all its officers and will pay an annual stipend to its directors when, and if, it completes a primary public offering for the sale of securities and/or the Company reaches profitability, experiences positive cash flow and/or obtains additional funding. At such time, the Company anticipates offering cash and non-cash compensation to officers and directors. In addition, although not presently offered, the Company anticipates that its officers and directors will be provided with a group health, vision and dental insurance program at subsidizes rates, or at the sole expense of the Company, as may be determined on a case-by-case basis by the Company in its sole discretion. In addition, the Company plans to offer 401(k) matching funds as a retirement benefit, paid vacation days and paid holidays.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of the Company’s common stock by each of its executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to any exercise of warrants or options held by that person.

				Percent of Class
			Percent of	After
		Number of Shares of	Class Before	Offering
Name	Position	Common Stock	Offering (1)	(2)

Jason Chang	Chairman, CEO, Director	7,046,012	47%	42%

Dr. Ramnik Clair	Senior Vice President, Director	1,031,500	7%	5%

Chiung Chang	5% Shareholder	630,000	4%	0%

Total owned by officers and directors (2)		8,707,512	58%	47%

(1) Based upon 15,136,438 shares outstanding as of the date of this offering.

(2) Assumes sale of all 2,874,601 Shares offered, and 15,136,438 shares outstanding following the offering.

27

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James Cassidy, a partner in the law firm which acts as counsel to the Company, is the sole owner and director of Tiber Creek Corporation which owns 250,000 shares of the Company’s common stock. Tiber Creek has received consulting fees of $125,000 to date from the Company and also holds shares in the Company. Tiber Creek and its affiliate, MB Americus LLC, a California limited liability company, each currently hold 250,000 shares in the Company.

James Cassidy and James McKillop, who is the sole officer and owner of MB Americus, LLC, were both formerly officers and directors of the Company. As the organizers and developers of Driftwood, Mr. Cassidy and Mr. McKillop were involved with the Company prior to the Acquisition. In particular, Mr. Cassidy provided services to the Company without charge, including preparation and filing of the charter corporate documents and preparation of the instant registration statement.

The Company has not incurred any salaries and related expenses during 2016 or 2015. The parents of the Company’s officer have contributed their time without compensation, nor any amounts due. They assist with operating the Company’s store. In addition, the Company receives consulting services from a shareholder without any compensation, nor any amounts due. The Company approximates the quarterly expense would total $15,000 to hire and pay for comparable services. No such amounts have been recorded for the six months ended June 30, 2016 or 2015.

The Company has a non-interest bearing, non-secured line of credit by a shareholder. The line is due on demand. During the three months ended June 30, 2016, the Company had no borrowings and no amounts due.

In January 2015, the Company’s CEO has provided the Company with a revolving line of credit of up to $120,000. All principal and interest (5%) was due and payable in January 2016. There were no borrowings under the revolving line and it was closed in February 2016.

The Company has $30,000 non-interest bearing, non-secured line of credit with a shareholder. The line is due on demand. At June 30, 2016 and December 31, 2015, the Company had net borrowings of approximately $30,000 and $20,000 respectively, which are included in accounts payable in the accompanying condensed balance sheets. The line expires in December 2016.

During the year ended December 31, 2014, the Company’s chief executive officer was granted 1,846,012 shares of common stock for the conversion of approximately $18,000 of amounts due. Based on the estimated fair value of the common shares, the Company recorded approximately $166,000 of compensation expense to the officer; as such shares were considered compensatory for services provided.

In August 2014, the Company entered into a note receivable agreement of approximately $33,000 with the Company’s CEO and chairman of the board of directors. At September 30, 2014, the entire balance was due. In November 2014, such amount was reclassified to compensation expense.

During the year ended December 31, 2013, the Company’s Chief Executive Officer received $16,000 directly from an investor in connection with the issuance of 75,000 shares of the Company’s common stock. During the year ended December 31, 2014, the Company recorded compensation of $16,000; as such amounts were not remitted to the Company by the officer.

The Company has not incurred any salaries and related expenses during 2014. The parents of the Company’s officer have contributed their time without compensation, nor any amounts due. They assist with operating the Company’s store (two stores through August 2014). In addition, the Company receives consulting services from a shareholder without any compensation, nor any amounts due. The Company approximates the annual expense would total $60,000 to hire and pay for comparable services. No such amounts have been recorded for the year ended December 31, 2014.

During the year ended December 31, 2014, the Company was provided a non-interest bearing, non-secured line of credit by a shareholder. The line is due on demand. During the year ended December 31, 2014, the Company had net borrowings of approximately $17,000, which was due and payable at December 31, 2014 and included in accounts payable.

SELLING SHAREHOLDERS

The Company is registering for offer and sale by existing holders thereof 2,874,601 shares of common stock held by such shareholders. The Company will not receive any proceeds from the sale of the Selling Shareholder Shares. The selling shareholders have no agreement with any underwriters with respect to the sale of the Selling Shareholder Shares. The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $1.50 per share, until the Company’s common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

The selling shareholders may from time to time offer the Selling Shareholder Shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the Selling Shareholder Shares for whom they may act as agents. Any agents, dealers or underwriters that participate in the distribution of the Selling Shareholder Shares may be deemed to be “underwriters” under the Securities Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

28

The following table sets forth ownership of shares held by each person who is a selling shareholder.

Name	Shares Owned Before Offering (1)		Offered Herein	Shares Owned After Offering (2)
	Number	Percentage	Number	Number	Percentage

Jason Chang	7,046,012	47%	704,601	6,341,411	42%

Chiung Chang	630,000	4%	630,000	0	0%

Ramnik S. and Balbir H. Clair	1,031,500	7%	270,000	761,500	5%

Shawn Appling	30,000	*	30,000	0	0%

Kuldip S. Atwal	10,000	*	10,000	0	0%

Sarbdeep S. Atwal	10,000	*	10,000	0	0%

Bryan Barboza	11,000	*	1,000	10,000	0%

Pramod and Meera Bhatia	190,000	*	50,000	140,000	1%

Deljit K. Brar	20,400	*	10,000	10,400	0%

Ravinder S. Brar	10,000	*	10,000	0	0%

James Cassidy (3)	250,000	2%	250,000	0	0%

Chia-Hui Chen	10,000	*	10,000	0	0%

Ya-Wen Chen	10,000	*	10,000	0	0%

Sue Mee L. Chiang	32,000	*	32,000	0	0%

Betty Chow	10,000	*	10,000	0	0%

Balbir H. Clair	20,000	*	20,000	0	0%

Kiran H. Clair	10,000	*	10,000	0	0%

Ranjeet S. Clair	10,000	*	10,000	0	0%

Raman H. Dallar	10,000	*	10,000	0	0%

Surhit and Ravinder Dhillon	10,000	*	10,000	0	0%

Yesenia Diaz	1,000	*	1,000	0	0%

Zhendong Jiang	10,000	*	10,000	0	0%

Chun Lee	41,000	*	41,000	0	0%

Deborah Lee	1,000	*	1,000	0	0%

Leland H. Lee	190,000	2%	190,000	0	0%

Mildred Lee	265,000	2%	145,000	120,000	1%

Wei-Jung Liu	15,000	*	15,000	0	0%

Zhenrong Lu	10,000	*	10,000	0	0%

Ryanne K. Mason	15,000	*	15,000	0	0%

James McKillop (4)	250,000	2%	250,000	0	0%

Ronald E. Meier	1,000	*	1,000	0	0%

David Pacilowski	5,000	*	5,000	0	0%

Paramveer Purewal	1,000	*	1,000	0	0%

Satvinder Purewal	1,000	*	1,000	0	0%

Richard D. and Jamie Ricker	12,000	*	12,000	0	0%

Howard and Joan Johnston Robins	75,000	*	75,000	0	0%

29

Felicia Santori	1,000	*	1,000	0	0%

Amy N. Shelp	1,000	*	1,000	0	0%

Krysta Snider	1,000	*	1,000	0	0%

Claudia M. Villegas	1,000	*	1,000	0	0%

(1) Based upon 15,136,438 Shares outstanding as of the date of this offering.

(2) Assumes sale of all 2,874,601 Shares offered, and 15,136,438 Shares outstanding following the offering.

(3) Includes 250,000 shares held by Tiber Creek Corporation, a Delaware corporation, which provided certain services to the Company as discussed herein. Mr. Cassidy is the president and sole shareholder of Tiber Creek Corporation. Mr. Cassidy is a promoter of the Company.

(4) Includes 250,000 shares held by MB Americus, LLC, a California limited liability company. Mr. McKillop also works with Tiber Creek Corporation from time to time. Mr. McKillop is an officer and the sole shareholder of MB Americus, LLC. Mr. McKillop is a promoter of the Company.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, there are 15,136,438 shares of common stock outstanding of which 7,316,012 shares are owned by officers and directors of the Company. There will be 15,136,438 shares outstanding if the maximum number of Shares offered herein is sold.

The shares of common stock held by current shareholders are considered “restricted securities” subject to the limitations of Rule 144 under the Securities Act. In general, securities may be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months. While affiliates of the Company are subject to certain limits in the amount of restricted securities they can sell under Rule 144, there are no such limitations on sales by persons who are not affiliates of the Company. In the event non-affiliated holders elect to sell such shares in the public market, there is likely to be a negative effect on the market price of the Company’s securities.

LEGAL MATTERS

Cassidy & Associates, Beverly Hills, California (“Cassidy & Associates”), has given its opinion as attorneys-at-law regarding the validity of the issuance of the Shares offered by the Company. A member of the law firm of Cassidy & Associates is an officer and director of Tiber Creek Corporation and may be considered the beneficial owner of the 250,000 shares of common stock of the Company owned by Tiber Creek Corporation.

Interest of Counsel

Cassidy & Associates, counsel for the Company, who has given an opinion upon the validity of the securities being registered and upon other legal matters in connection with the registration or offering of such securities, had, or is to receive in connection with the offering, a substantial interest in the Company and was connected with the Company through Sandgate Acquisition. James Cassidy, a partner of Cassidy & Associates, was a director and officer of Sandgate Acquisition prior to its change of control.

EXPERTS

Hall & Company, Certified Public Accountants & Consultants, Inc., an independent registered public accounting firm, has audited the balance sheet of Sunstock Inc. as of December 31, 2015 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2015. The Company has included such financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of April 1, 2016, given their authority as experts in accounting and auditing.

Hartley Moore Accountancy Corporation, an independent registered public accounting firm, has audited the balance sheet of Sunstock Inc. as of December 31, 2014 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2014. The Company has included such financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of April 15, 2015, given their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. Investors should review the information and exhibits included in the registration statement of which this prospectus is a part for further information about the Company and the securities being offered hereunder. Investors may read or obtain a copy of the registration statement from the SEC in the manner described above. Statements in this prospectus concerning any document filed as an exhibit to the registration statement or that is otherwise filed with the SEC is not intended to be comprehensive and is qualified by reference to these filings. Investors should review the complete document to evaluate these statements.

The SEC allows the Company to incorporate by reference information filed with it, which means that the Company can disclose important information to investors by referring them to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that the Company files later with the SEC will automatically update and supersede this information. Information contained in this prospectus supersedes information incorporated by reference that the Company has filed with the SEC prior to the date of this prospectus.

We incorporate by reference the following documents under SEC CIK number 0001559157 listed below (excluding any document or portion thereof to the extent such disclosure is furnished and not filed):

The Company’s past annual reports on Form 10-K, as amended, for all past fiscal years;

The Company’s quarterly reports on Form 10-Q, as amended, for all past fiscal quarters; and

The Company’s current reports on Form 8-K for all past periods.

In addition, the Company incorporates by reference all reports and other documents that we file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (a) after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and prior to the termination of this offering, and all such reports and documents will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents (except for information and exhibits furnished under Items 2.02 or 7.01 of current reports on Form 8-K). Any document or statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement. Any document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

The Company’s certificate of incorporation includes an indemnification provision that provides that the Company shall indemnify directors against monetary damages to the Company or any of its shareholders or others by reason of a breach of the director’s fiduciary duty or otherwise, except under certain limited circumstances.

The certificate of incorporation does not specifically indemnify the officers or directors or controlling persons against liability under the Securities Act. However, the indemnification provided in the certificate of incorporation is broad and should be considered to be of a broad scope and wide extent.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act by the Company is as follows:

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE SMALL BUSINESS ISSUER PURSUANT TO THE RULES OF THE COMMISSION, OR OTHERWISE, THE SMALL BUSINESS ISSUER HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

30

FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

Unaudited Condensed Balance Sheets as of June 30, 2016 and December 31, 2015 (Audited)	F-1

Unaudited Condensed Statements of Operations for the Three and Six Months Ended June 30, 2016 and 2015	F-2

Unaudited Condensed Statements of Cash Flows for the Six Months Ended June 30, 2016 and 2015	F-3

Notes to Unaudited Condensed Financial Statements	F-4 - F-11

31

SUNSTOCK, INC.

CONDENSED BALANCE SHEETS

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets
Cash	$5,113	$13,699
Other receivable	16,774	-
Marketable securities	-	39,570
Inventory - products	23,617	27,314
Inventory - silver	418,061	302,429
Prepaid services	181,870	-
Prepaid expenses	2,500	2,378

Total Current Assets	647,935	385,390

Property and equipment-net	5,981	7,729
Security deposits	2,000	2,000

Total assets	$655,916	$395,119

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$40,717	$39,307
Accrued litigation	82,660	55,200
Total Current Liabilities	123,377	94,507

Total liabilities	123,377	94,507

Commitments and contingencies
Stockholders' equity

Preferred stock; $0.0001 par value, 20,000,000 shares authorized; zero shares issued and outstanding	-	-

Common stock, $0.0001 par value, 100,000,000 shares authorized; 2,853,103 and 10,482,103 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	1,285	1,048
Additional paid - in capital	1,750,006	1,007,034
Accumulated deficit	(1,218,752)	(707,470)

Total stockholders' equity	532,539	300,612
Total liabilities and stockholders' equity	$655,916	$395,119

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-1

SUNSTOCK, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015

Revenues	$10,102	$19,503	$23,510	$37,003
Cost of revenues	5,883	10,401	12,586	18,368
Gross profit	4,219	9,102	10,924	18,635

Operating expenses	560,991	52,341	642,884	112,110

Operating loss	(556,772)	(43,239)	(631,960)	(93,475)
Other income:
Unrealized gain on investments in precious metals	79,594		115,632
Realized gain on investments in marketable securities	-	7,196	5,046	8,976

Loss before income tax	(477,178)	(36,043)	(511,282)	(84,499)
Income tax	-	800		800

Net loss	$(477,178)	$(36,843)	$(511,282)	$(85,299)

Loss per share - basic and diluted	$(0.04)	$(0.00)	$(0.05)	$(0.01)

Weighted average number of common shares outstanding - basic and diluted	10,998,770	10,270,989	10,819,850	9,872,599

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-2

SUNSTOCK, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the six months ended
	June 30, 2016	June 30, 2015

OPERATING ACTIVITIES
Net loss	$(511,282)	$(85,299)
Adjustments to reconcile net loss to net cash used in operating activities
Realized gain on marketable securities, net	(5,046)	(8,976)
Unrealized gain on investment in precious metals	(115,632)	-
Depreciation	1,748	867
Common stock issued for services	558,230	26,700
Changes in operating assets and liabilities
Other receivable	(16,774)	-
Inventories - products	3,697	5,081
Purchases of marketable securities	-	(13,648)
Prepaid expenses	(122)	1,686
Accrued litigation	27,460	-
Accounts payable	1,410	(8,534)

Net cash used in operating activities	(56,311)	(82,123)
INVESTING ACTIVITIES
Inventories - silver	-	(278,438)
Proceeds from sale of marketable securities	44,616	-
Purchase of property and equipment	-	(2,505)
Cash provided by (used in) investing activities	44,616	(280,943)

FINANCING ACTIVITIES
Proceeds from issuance of common stock	3,109	388,700

Net cash provided by financing activities	3,109	388,700

Net change in cash	(8,586)	25,634

Cash, beginning of period	13,699	1,567

Cash, end of period	$5,113	$27,201

SUPPLEMENTAL DISCLOSURE OF NON-CASH
Common stock issued as prepaid consulting	$403,500	$-
Securities sold - not yet purchased	$-	$34,076

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-3

SUNSTOCK, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Sunstock, Inc. (formerly known as Sandgate Acquisition Corporation) (“Sunstock” or “the Company”) was incorporated on July 23, 2012 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Sunstock operations to date have been limited to issuing shares of its common stock. Sunstock may attempt to locate and negotiate with a business entity for the combination of that target company with Sunstock. The combination will normally take the form of a merger, stock-for-stock exchange or stock-for-assets exchange. In most instances the target company will wish to structure the business combination to be within the definition of a tax-free reorganization under Section 351 or Section 368 of the Internal Revenue Code of 1986, as amended. No assurances can be given that Sunstock will be successful in locating or negotiating with any target company.

In December 2014, the Company purchased 100 ounces of silver. In 2015, the Company purchased additional precious metals for $302,429 and shifting more of its capital to the acquisition of precious metals. The Company holds physical coins and bullion rather than contracts for delivery of precious metals or certificates. In time of economic crisis, there may be no guarantee of the delivery of precious metals as contracts and certificates may exceed available stock.

Currently, the Company anticipates holding its precious metals as a long term investment. Depending on market conditions, the Company anticipates holding its silver holdings until the market price exceeds $50. Likewise, the Company does not plan to sell its gold holdings unless the market price exceeds $2,500.

BASIS OF PRESENTATION

The condensed balance sheet as of December 31, 2015, which has been derived from audited financial statements and the interim unaudited condensed financial statements as of June 30, 2016 and 2015 have been prepared in accordance with Accounting Principles Generally Accepted in the United States of America (U.S. GAAP) for interim financial information and with the instructions to Securities and Exchange Commission (“SEC”) Form 10-Q and Article 8 of SEC Regulation S-X. These condensed financial statements do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Therefore, these unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the year ended December 31, 2015, included in the Company’s Form 10-K.

The condensed financial statements included herein as of and for the three and six months ended June 30, 2016 and 2015 are unaudited; however, they contain all normal recurring accruals and adjustments that, in the opinion of the Company’s management, are necessary to present fairly the condensed financial position of the Company as of June 30, 2016, the condensed results of its operations for the three and six months ended June 30, 2016 and 2015 and the condensed cash flows for the six months ended June 30, 2016 and 2015. The results of operations for the six months ended June 30, 2016 are not necessarily indicative of the results to be expected for the full year or any future interim periods.

F-4

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by the Company’s management include but are not limited to valuation of marketable securities, realizability of inventories and value of stock-based transactions.

BUSSINESS SEGMENTS

The Company currently operates in one segment and in one geographic location in the United States of America. Although the Company has dollar store operations and holds quantities of silver, the Company considers itself to operate in one segment.

CONCENTRATION OF RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality banking institutions. The Company did not have cash balances in excess of the Federal Deposit Insurance Corporation limit as of June 30, 2016.

INVENTORIES

Inventories consist of merchandise for sale and are stated at the lower of cost or market determined on a first-in, first-out (FIFO) method. When a purchase contains multiple copies of the same item, they are stated at average cost.

Inventories – silver consists primarily of silver and small amounts of gold held for sale and are stated at cost. Currently, the Company anticipates holding its precious metals as a long term investment. Depending on market conditions, the Company anticipates holding its silver holdings until the market price exceeds $50. Likewise, the Company does not plan to sell its gold holdings unless the market price exceeds $2,500.

At each balance sheet date, the Company evaluates its ending inventory quantities on hand and on order and records a provision for excess quantities and obsolescence. Among other factors, the Company considers historical demand and forecasted demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining obsolescence and net realizable value. In addition, the Company considers changes in the market value of components in determining the net realizable value of its inventory. Provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the excess or obsolete inventories.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 3 to 5 years. Any leasehold improvements are depreciated at the lesser of the useful life of the asset or the lease term.

LONG-LIVED ASSETS

The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected future cash flow from the use of the asset and its eventual disposition is less than the carrying amount of the asset, a impairment loss is recognized and measured using the fair value of the related asset. No impairment charges were incurred for the six months ended June 30, 2016. There can be no assurance, however, that market conditions will not change or demand for the Company’s services will continue, which could result in impairment of long-lived assets in the future.

F-5

REVENUE RECOGNITION

The Company recognizes revenues in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605. Accordingly, the Company recognizes revenues when there is persuasive evidence that an arrangement exists, product delivery and acceptance have occurred, the sales price is fixed or determinable, and collectability of the transaction is assured.

INCOME TAXES

The Company accounts for income taxes and the related accounts under the liability method. Deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the income tax bases of assets and liabilities. A valuation allowance is applied against any net deferred tax asset if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Therefore, the Company has recorded a full valuation allowance against the net deferred tax assets. The Company’s income tax provision consists of state minimum taxes.

EARNINGS (LOSS) PER COMMON SHARE

Basic earnings (loss) per share represent income (loss) available to common stockholders divided by the weighted-average number of common shares outstanding during the period, which excluded unvested restricted stock. Diluted earnings (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income (loss) that would result from the assumed issuance. The potential common shares that may be issued by the Company relate to outstanding stock options and have been excluded from the computation of diluted earnings (loss) per share because they would reduce the reported loss per share and therefore have an anti-dilutive effect.

As of June 30, 2016, there were no potentially dilutive shares that were excluded from the diluted earnings (loss) per share as their effect would have been antidilutive for each of the periods presented.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company measures the fair value of certain of its financial assets on a recurring basis. A fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of June 30, 2016, the Company’s financial instruments include cash, investments in precious metals, accounts payable and accrued litigation. The carrying amount of cash, accounts payable, and accrued litigation approximates fair value due to the short-term maturities of these instruments. The fair value of the marketable securities and investments in precious metals as determined based on quoted prices in active markets for identical assets are level 1 inputs.

F-6

STOCK BASED COMPENSATION

ASC 718 "Compensation - Stock Compensation" prescribes accounting and reporting standards for all stock-based payment awards to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, may be classified as either equity or liabilities. The Company determines if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity's past practices or stated policies. If a present obligation exists, the transaction is recognized as a liability; otherwise, the transaction is recognized as equity.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50 "Equity - Based Payments to Non-Employees." Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

NOTE 2 - INVESTMENTS IN MARKETABLE SECURITIES

The Company accounts for investments in marketable securities in accordance with Financial Accounting Standards Board FASB ASC Topic 320. The Company determined the appropriate classification of its investments at the time of purchase and reevaluated such designation at each balance sheet date.

Marketable debt and equity securities that were bought and held principally for the purpose of selling them in the near term were classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Realized gains and losses and declines in value judged to be other than temporary are determined based on the specific identification method and were reported in earnings in the statements of operations. Prior to liquidation, the Company classified its securities as trading.

Changes in fair value of securities sold, not yet purchased were recognized in earnings currently and in the same caption as gains and losses on securities.

NOTE 3 - GOING CONCERN

The Company has not posted operating income since inception. It has an accumulated deficit of approximately $1,218,752 as of June 30, 2016. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and /or obtain additional financing from its stockholders and/or other third parties.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. The continuation of the Company as a going concern is dependent upon financial support from its stockholders, the ability of the Company to obtain necessary equity financing to continue operations, successfully locating and negotiate with a business entity for the combination of that target company with the Company.

There is no assurance that the Company will ever be profitable. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

F-7

NOTE 4 - RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, and early adoption is prohibited. In August 2015, the FASB issued ASU No. 2015-14 which deferred the effective date by one year for public entities and others. The amendments in this ASU are effective for interim and annual periods beginning after December 15, 2017 for public business entities, certain not-for-profit entities, and certain employee benefit plans. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Management has not selected a transition method and is currently assessing the impact the adoption of ASU 2014-09 will have on our financial statements

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern.” The amendments in this update provide guidance in U.S. GAAP about management’s responsibilities to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The main provision of the amendments are for an entity’s management, in connection with the preparation of financial statements, to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management’s evaluation should be based on relevant conditions and events that are known or reasonably knowable at the date the consolidated financial statements are issued. When management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, the entity should disclose information that enables users of the consolidated financial statements to understand all of the following: (1) principal conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern (before consideration of management’s plans); (2) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations; and (3) management’s plans that alleviated substantial doubt about the entity’s ability to continue as a going concern or management’s plans that are intended to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. The amendments in this update are effective for interim and annual reporting periods after December 15, 2016 and early application is permitted. The Company is currently assessing this guidance for future implementation.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. This update requires capitalized debt issuance costs to be classified as a reduction to the carrying value of debt rather than a deferred charge, as is currently required. This update will be effective for the Company for all annual and interim periods beginning after December 15, 2015 and is required to be adopted retroactively for all periods presented, and early adoption is permitted. The Company is currently evaluating the expected impact of this new accounting standard on its financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. Topic 330. Inventory, currently requires an entity to measure inventory at the lower of cost or market. Market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost. An entity should measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this Update more closely align the measurement of inventory in U.S. GAAP with the measurement of inventory in IFRS. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company does not believe this update will have a material effect on its financial statements and related disclosures.

F-8

NOTE 5 - FAIR VALUE DISCLOSURE

The following table presents fair values for those assets and liabilities measured at fair value on a recurring basis and the level within the fair value hierarchy in which the measurements fall. No transfers among the levels within the fair value hierarchy occurred during the six months ended June 30, 2016.

	Fair Value
		June 30, 2016	December 31, 2015

Investments in marketable securities	Level I	$-	$39,570

For the six months ended June 30, 2016, the Company recorded a realized gain on investments in marketable securities of $5,046 and unrealized gain in investments in precious metals of $115,632. For the three months ended June 30, 2015 the Company recorded a realized gain of $7,196 and for the three months ended June 30, 2016, the Company recorded an unrealized gain of $79,594 on investments in precious metals.

NOTE 6 - PROPERTY AND EQUIPMENT

	June 30, 2016	December 31, 2015

Furniture and equipment	$10,835	$10,835

Less - accumulated depreciation	(4,854)	(3,106)
	5,981	7,729

Depreciation expense for the three and six months ended June 30, 2016 and 2015, was approximately $900, $1,700 and $300, $900 respectively.

NOTE 7 - RELATED PARTY BALANCES

The Company has not incurred any salaries and related expenses during the six months ended June 30, 2016 or 2015. The parents of the Company’s officer have contributed their time without compensation, nor any amounts due. They assist with operating the Company’s store. In addition, the Company receives consulting services from a shareholder without any compensation, nor any amounts due. The Company approximates the quarterly expense would total $15,000 to hire and pay for comparable services. No such amounts have been recorded for the three and six months ended June 30, 2016 or 2015.

The Company has a non-interest bearing, non-secured line of credit by a shareholder. The line is due on demand. During the six months ended June 30, 2016, the Company had no borrowings and no amounts due.

In January 2015, the Company’s CEO has provided the Company with a revolving line of credit of up to $120,000. All principal and interest (5%) was due and payable in January 2016. There were no borrowings under the revolving line and it was closed in February 2016.

F-9

The Company has $30,000 of non-interest bearing, non-secured line of credit with a shareholder. The line is due on demand. At June 30, 2016 and December 31, 2015, the Company had net borrowings of approximately $30,000 and $20,000 respectively, which are included in accounts payable in the accompanying condensed balance sheets. The line expires in December 2016.

NOTE 8 - COMMITMENTS AND CONTINGIENCIES

On April 8, 2014 the Company entered into a sixty-seven month lease agreement for its second retail store. The lease requires monthly payments of base rent of $4,756, with free rent for months one through four, month seven, month nine and month eleven. The base rent increases gradually over the term of the lease. This store began operations on May 8, 2014.

On August 21, 2014, the first store was forced to close due to below code electrical wiring the landlord had provided. Perishable inventory at this store was relocated to the second store as nonperishables were moved into storage along with fixed assets until a new location is expected to open in the first quarter of 2015. Related rents and associated costs have ceased with a final settlement pending. On January 27, 2015, the Company filed a lawsuit to recover these costs either through insurance proceeds or landlord settlement. In June 2016, a settlement was reached at approximately $17,000 and is reflected as other receivable on the Condensed Balance Sheet at June 30, 2016.

LITIGATION

In December 2013, the Company issued 75,000 shares of common stock to a third party (the “Shareholder”) for consideration of $16,000. Such consideration was received directly by Jason Chang, CEO, and was not deposited into the Company’s bank account. As the funds had not been received by the Company, such amounts have been recorded as compensation to Mr. Chang as of December 31, 2014. In April 2014, the Company received notice from the Shareholder that he had filed a lawsuit against the Company and its CEO relating to the delay in the complainants’ stock reaching public listing services. In June, 2016, the Company received a judgment of $82,660, and has reflected this amount in accrued litigation on the accompanying balance sheets as of June 30, 2016 and $55,200 at December 31, 2015.

INDEMNITIES AND GUARANTEES

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions. The Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the State of Delaware. In connection with its facility leases, the Company has agreed to indemnify its lessors for certain claims arising from the use of the facilities. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

NOTE 9 - STOCKHOLDER’S EQUITY

The Company is authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.

During the first quarter of 2016, the Company issued an aggregate of 180,000 shares of fully vested non-forfeitable shares of common stock to certain consultants of the Company. The shares were valued at $216,000 (based on the closing market price on the measurement date) and have been recorded as prepaid consulting in the accompanying condensed balance sheet. The Company has amortized approximately $54,000 and $81,000 of such expense during the three and six months ended June 30, 2016, respectively

F-10

NOTE 9 - STOCKHOLDER’S EQUITY (Continued)

In February 2016, the Company entered into an agreement with a media consultant to create brand awareness in return for 150,000 shares of fully vested, non-forfeitable common stock valued at $187,500 (based on the market closing price on the measurement date) and $1,500 per each filming session. The shares are recorded as prepaid consulting expense in the accompanying condensed balance sheet. The Company amortized approximately $94,000 and $141,000 of consulting expense during the three and six months ended June 30, 2016, respectively.

During the three months ended June 30, 2016, the Company issued 2,010,000 shares of restricted common stock to certain employees for future services. The Company also received proceeds of $2,010 related to such issuances. The total fair value of the shares of restricted common stock issued of $2,508,300 was based on the market price of the restricted stock on date of grant to be amortized to stock-based compensation expense over the term of the requisite service period. During the three and six months ended June 30, 2016, the Company expensed $336,600 related to the vested portion of the shares issued.

During the three months ended June 30, 2016, the Company received an aggregate of $1,099 from the issuance of 31,000 shares of common stock.

The following table summarizes the restricted stock activity during the six months ended June 30, 2016:

	Shares	Weighted-Average Remaining Vesting Life (Years)	Weighted-Average Per Share Fair Value

Balance, December 31, 2015	-	-	-
Granted	2,010,000	1.2	1.25

Released	-	-	-

Balance, June 30, 2016	2,010,000	1.0	$1.25

Vested, end of period	270,000	-	$1.25

Awards of restricted stock vest ratably over the term of the term of the employment agreements.

As of June 30, 2016, total recognized compensation costs related to non-vested stock-based compensation arrangements was $2,171,700 and the weighted average period of years expected to recognize those costs was 1.0 years.

NOTE 10 - SUBSEQUENT EVENTS

In August 2016, the Company received an aggregate of $4,000 from the sale and issuance of 200,000 shares of common stock.

F-11

FINANCIAL STATEMENTS

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Sunstock, Inc.

We have audited the accompanying balance sheet of Sunstock, Inc. (the “Company”) as of December 31, 2014, and the related statements of operations, changes in equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunstock, Inc. as of December 31, 2014, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred net losses and used cash in operating activities for the year ended December 31, 2014 and has an accumulated deficit of approximately $505,000 and negative working capital at December 31, 2014. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/s/ Hartley Moore Accountancy Corporation

Hartley Moore Accountancy Corporation

Irvine, California

April 15, 2015

F-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Sunstock, Inc.

We have audited the accompanying balance sheet of Sunstock, Inc. (the “Company”) as of December 31, 2015, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not posted operating income since inception and has an accumulated deficit of approximately $707,000 at December 31, 2015. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HALL & COMPANY Certified Public Accountants & Consultants, Inc.

Irvine, CA

April 1, 2016

F-14

SUNSTOCK, INC.

BALANCE SHEETS

	December 31, 2015	December 31, 2014

ASSETS
Current assets
Cash	$13,699	$1,567
Marketable securities	39,570	-
Inventory - products	27,314	30,377
Inventory - silver	302,429	-
Prepaid expenses	2,378	4,064

Total Current Assets	385,390	36,008

Property and equipment-net	7,729	8,947
Security deposits	2,000	4,756

Total assets	$395,119	$49,711

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$39,307	$40,068
Accrued litigation	55,200	55,200
Total Current Liabilities	94,507	95,268

Total liabilities	94,507	95,268

Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock; $0.0001 par value, 20,000,000 shares authorized; zero shares issued and outstanding	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 10,482,103 and 9,231,397 shares issued and outstanding as of December 31, 2015 and December 31, 2014, respectively	1,048	923
Additional paid - in capital	1,007,034	458,959
Accumulated deficit	(707,470)	(505,439)

Total stockholders’ equity (deficit)	300,612	(45,557)
Total liabilities and stockholders’ equity (deficit)	$395,119	$49,711

The accompanying notes are an integral part of the financial statements

F-15

SUNSTOCK, INC.

STATEMENTS OF OPERATIONS

	For the Years ended December 31,
	2015	2014

Revenue	$68,873	$166,492
Cost of revenue	33,829	85,318
Gross profit	35,044	81,174

Operating expenses	189,687	427,937

Operating loss	(154,643)	(346,763)
Other income (expense):
Unrealized loss on investments in precious metals	(51,627)	-
Realized / unrealized gain (loss) on investments in marketable securities	5,039	-

Loss before income tax	(201,231)	(346,763)
Income tax	800	-

Net loss	$(202,031)	$(346,763)

Loss per share - basic and diluted	$(0.02)	$(0.04)

Weighted average shares - basic and diluted	10,125,238	8,997,320

The accompanying notes are an integral part of the financial statements

F-16

SUNSTOCK, INC.

Statement of Changes in Stockholders’ Equity (Deficit)

			Additional	Stock
		Common	Paid-	Subscription	Accumulated
	Shares	Stock	In Capital	Receivable	Deficit	Total
Balance at December 31, 2013	7,044,000	$704	$221,977	$(16,000)	$(158,676)	$48,005
Issuance of common shares for conversion of debt	184,600	18	18,442	-	-	18,460
Issuance of common stock for services	1,736,412	174	173,467	-	-	173,641
Issuance of common stock for cash	266,385	27	45,073	-	-	45,100
Subsription receivable issued for services	-	-	-	16,000	-	16,000
Net loss	-	-	-	-	(346,763)	(346,763)
Balance at December 31, 2014	9,231,397	$923	$458,959	$-	$(505,439)	$(45,557)
Issuance of common stock for cash	1,185,584	119	521,381	-	-	521,500
Estimated fair value of common stock issued for services	65,122	6	26,694	-	-	26,700
Net loss	-	-	-	-	(202,031)	(202,031)
Balance at December 31, 2015	10,482,103	$1,048	$1,007,034	$-	$(707,470)	$300,612

The accompanying notes are an integral part of the financial statements

F-17

SUNSTOCK, INC.

STATEMENTS OF CASH FLOWS

	For the year ended	For the year ended
	December 31, 2015	December 31, 2014

OPERATING ACTIVITIES
Net loss	$(202,031)	$(346,763)
Adjustments to reconcile net loss to net cash used in operating activities
Gain on marketable securities, net	(5,039)	-
Loss on investment in precious metals	51,627	-
Loss on fixed asset disposal	8,095
Depreciation	2,084	834
Subscriptions receivable issued for services		16,000
Common stock issued for services	26,700	173,641
Changes in operating assets and liabilities
Inventories - products	3,063	(30,377)
Purchases of marketable secutiries	(2,910,496)	-
Proceeds from the sale of marketable securities	2,875,965	-
Prepaid expenses	1,686	90,912
Deposits	2,756	470
Accounts payable and accrued liabilities	(761)	22,525

Net cash used in operating activities	(146,351)	(72,758)
INVESTING ACTIVITIES
Inventories - silver	(354,056)	-
Purchase of property and equipment	(8,961)	(9,781)
Cash used in investing activities	(363,017)	(9,781)

FINANCING ACTIVITIES
Proceeds from loan to shareholder	-	11,766
Advances on credit line, net	-	16,608
Proceeds from issuance of common stock	521,500	45,100

Net cash provided by financing activities	521,500	73,474

Net change in cash	12,132	(9,065)

Cash, beginning of period	1,567	10,632

Cash, end of period	$13,699	$1,567

SUPPLEMENTAL DISCLOSURE OF NON-CASH
Estimated fair value of common stock issued for conversion of amounts due from shareholder	$-	$18,460
Common stock issued for debt	$-	$6,838
Common stock issued for shareholder receivable	$-	$11,622

The accompanying notes are an integral part of the financial statements

F-18

SUNSTOCK, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Sunstock, Inc. (formerly known as Sandgate Acquisition Corporation) (“Sunstock” or “the Company”) was incorporated on July 23, 2012 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Sunstock may attempt to locate and negotiate with a business entity for the combination of that target company with Sunstock. The combination will normally take the form of a merger, stock-for-stock exchange or stock-for-assets exchange. In most instances the target company will wish to structure the business combination to be within the definition of a tax-free reorganization under Section 351 or Section 368 of the Internal Revenue Code of 1986, as amended. No assurances can be given that Sunstock will be successful in locating or negotiating with any target company. Sunstock has been formed to provide a method for a foreign or domestic private company to become a reporting company with a class of securities registered under the Securities Exchange Act of 1934.

On July 18, 2013, the Company has changed its name from Sandgate Acquisition Corporation to Sunstock, Inc. and filed a Form 8-K with the Securities and Exchange Commission noticing such name change.

On July 18, 2013, Jason Chang and Dr. Ramnik S. Clair were named as the directors of the Company.

On October 30, 2013, the Company entered into a Purchase Agreement with Dollar Store Services, Inc. to develop, design and build out a retail store which the Company opened in February 2014. The Company opened its second retail store in May 2014. On August 21, 2014 the first store was forced to close due to below code electrical wiring the landlord had provided. Perishable inventory at this store was relocated to the second store as nonperishables were moved into storage along with fixed assets. Related rents and associated costs have ceased with a final settlement expected in April of 2016. The Company’s second store was relocated in December of 2015 under a six month lease with an option for an additional one year.

BASIS OF PRESENTATION

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by the Company’s management include realizability of inventories and value of stock-based transactions.

F-19

CONCENTRATION OF RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality banking institutions. The Company did not have cash balances in excess of the Federal Deposit Insurance Corporation limit as of December 31, 2015 and 2014.

Investments in Marketable Securities

The Company accounts for its investments in marketable securities in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 320. The Company determined the appropriate classification of its investments at the time of purchase and reevaluated such designation at each balance sheet date.

Marketable debt and equity securities that were bought and held principally for the purpose of selling them in the near term were classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Realized gains and losses and declines in value judged to be other than temporary are determined based on the specific identification method and were reported in earnings in the statements of operations. As of December 31, 2015, the Company classifies its securities as trading.

Changes in fair value of securities sold, not yet purchased are recognized in earnings currently and in the same caption as gains and losses on securities.

INVENTORIES

Inventories consist of merchandise for sale and are stated at the lower of cost or market determined on a first-in, first-out (FIFO) method. When a purchase contains multiple copies of the same item, they are stated at average cost.

Inventories – silver consists primarily of silver and small amounts of gold held for sale and are stated at cost. Currently, the Company anticipates holding its precious metals as a long term investment. Depending on market conditions, the Company anticipates holding its silver holdings until the market price exceeds $50. Likewise, the Company does not plan to sell its gold holdings unless the market price exceeds $2,500.

At each balance sheet date, the Company evaluates its ending inventory quantities on hand and on order and records a provision for excess quantities and obsolescence. Among other factors, the Company considers historical demand and forecasted demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining obsolescence and net realizable value. In addition, the Company considers changes in the market value of components in determining the net realizable value of its inventory. Provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the excess or obsolete inventories.

PRECIOUS METALS

Inventory – silver: principally includes bullion and bullion coins and are acquired and initially recorded at fair market value. The fair market value of the bullion and bullion coins is comprised of two components: 1) published market values attributable to the costs of the raw precious metal, and 2) a published premium paid at acquisition of the metal. The premium is attributable to the additional value of the product in its finished goods form and the market value attributable solely to the premium may be readily determined, as it is published by multiple reputable sources. The Company’s inventory - silver are subsequently recorded at their fair market values on a quarterly basis. The fair value of the inventory is determined using pricing and data derived from the markets on which the underlying commodities are traded. Precious metals commodities inventory are classified in Level 1 of the valuation hierarchy.

The change in fair value of the precious metals was included in the financial statements herein as recorded on the Company’s Statements of Operations as an Unrealized loss on investments on precious metals of ($51,627) at December 31, 2015.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 3 to 5 years. Any leasehold improvements are depreciated at the lesser of the useful life of the asset or the lease term.

F-20

LONG-LIVED ASSETS

The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected future cash flow from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized and measured using the fair value of the related asset. No impairment charges were incurred during the years ended December 31, 2015 and 2014. There can be no assurance, however, that market conditions will not change or demand for the Company’s services will continue, which could result in impairment of long-lived assets in the future.

REVENUE RECOGNITION

The Company recognizes revenues in accordance with the FASB ASC Topic 605. Accordingly, the Company recognizes revenues when there is persuasive evidence that an arrangement exists, product delivery and acceptance have occurred, the sales price is fixed or determinable, and collectability of the transaction is assured.

INCOME TAXES

The Company accounts for income taxes and the related accounts under the liability method. Deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the income tax bases of assets and liabilities. A valuation allowance is applied against any net deferred tax asset if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Therefore, the Company has recorded a full valuation allowance against the net deferred tax assets. The Company’s income tax provision consists of state minimum taxes.

The Company recognizes any uncertain income tax positions on income tax returns at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

The total unrecognized tax benefit resulting in an increase in deferred tax assets and corresponding increase in the valuation allowance at December 31, 2015 is $79,769. There are no unrecognized tax benefits included in the balance sheet that would, if recognized, affect the effective tax rate.

The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had $0 accrued for interest and penalties on each of the Company’s balance sheet at December 31, 2015.

The Company is subject to taxation in the U.S. and the state of California jurisdictions. The Company’s tax years for 2013 and forward for federal and state purposes are subject to examination by the U.S. and state of California tax authorities due to the carry-forward of unutilized net operating losses. The Company does not foresee material changes to its gross uncertain income tax position liability within the next twelve months.

EARNINGS (LOSS) PER COMMON SHARE

Basic earnings (loss) per share represent income (loss) available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income (loss) that would result from the assumed issuance. The potential common shares that may be issued by the Company relate to outstanding stock options and have been excluded from the computation of diluted earnings (loss) per share because they would reduce the reported loss per share and therefore have an anti-dilutive effect.

For the years ended December 31, 2015 and 2014 there were no potentially dilutive shares that were excluded from the diluted earnings (loss) per share as their effect would have been antidilutive for the year then ended.

F-21

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company measures the fair value of certain of its financial assets on a recurring basis. A fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

At December 31, 2015, the Company’s financial instruments include cash, marketable securities, accounts payable, and accrued litigation. The carrying amount of cash, accounts payable, and accrued litigation approximates fair value due to the short-term maturities of these instruments.

As of December 31, 2015, the Company’s financial instruments include cash, investments in marketable securities, accounts payable, securities sold – not yet purchased and accrued litigation. The carrying amount of cash, accounts payable, and accrued litigation approximates fair value due to the short-term maturities of these instruments. The fair value of the marketable securities as determined based on quoted prices in active markets for identical assets or level 1 inputs.

NOTE 2 - GOING CONCERN

The Company has not posted operating income since inception. It has an accumulated deficit of approximately $707,000 as of December 31, 2015. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and /or obtain additional financing from its stockholders and/or other third parties.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. The continuation of the Company as a going concern is dependent upon financial support from its stockholders, the ability of the Company to obtain necessary equity financing to continue operations, successfully locating and negotiate with a business entity for the combination of that target company with the Company.

There is no assurance that the Company will ever be profitable. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued its new lease accounting guidance in Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and ASC 606, Revenue from Contracts with Customers. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. Lessees (for capital and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees may not apply a full retrospective transition approach. Management is currently assessing the impact the adoption of ASU 2016-02 will have on our consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. Topic 330. Inventory, currently requires an entity to measure inventory at the lower of cost or market. Market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost. An entity should measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this Update more closely align the measurement of inventory in U.S. GAAP with the measurement of inventory in IFRS. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company does not believe this update will have a material effect on its consolidated financial statements and related disclosures.

F-22

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern.” The amendments in this update provide guidance in U.S. GAAP about management’s responsibilities to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The main provision of the amendments are for an entity’s management, in connection with the preparation of financial statements, to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management’s evaluation should be based on relevant conditions and events that are known or reasonably knowable at the date the consolidated financial statements are issued. When management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, the entity should disclose information that enables users of the consolidated financial statements to understand all of the following: (1) principal conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern (before consideration of management’s plans); (2) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations; and (3) management’s plans that alleviated substantial doubt about the entity’s ability to continue as a going concern or management’s plans that are intended to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. The amendments in this update are effective for interim and annual reporting periods after December 15, 2016 and early application is permitted. The Company is currently assessing this guidance for future implementation.

NOTE 4 – PROPERTY AND EQUPMENT

	December 31, 2015	December 31, 2014

Furniture and equipment	$8,875	$9,781

Less – accumulated depreciation	(1,146)	(834)
	$7,729	$8,947

Depreciation expense for the year ended December 31, 2015 was $2,084.

NOTE 5 - RELATED PARTY BALANCES

During the year ended December 31, 2014, the Company’s chief executive officer was granted 1,846,012 shares of common stock for the conversion of approximately $18,000 of amounts due. Based on the estimated fair value of the common shares, the Company recorded approximately $166,000 of compensation expense to the officer; as such shares were considered compensatory for services provided.

In August 2014, the Company entered into a note receivable agreement of approximately $33,000 with the Company’s CEO and chairman of the board of directors. At September 30, 2014, the entire balance was due. In November 2014, such amount was reclassified to compensation expense. Effective July 30, 2002, Section 402 of the Sarbanes-Oxley Act of 2002 amended the Securities Exchange Act of 1934 to prohibit U.S. and foreign companies with securities traded in the United States of America from making, or arranging for third parties to make, nearly any type of personal loan to their directors and executive officers. Violations of the Sarbanes-Oxley loan prohibition are subject to the civil and criminal penalties applicable to violations of the Exchange Act.

F-23

During the year ended December 31, 2013, the Company’s Chief Executive Officer received $16,000 directly from an investor in connection with the issuance of 75,000 shares of the Company’s common stock. During the year ended December 31, 2014, the Company recorded compensation of $16,000; as such amounts were not remitted to the Company by the officer.

The Company has not incurred any salaries and related expenses during 2015 and 2014. The parents of the Company’s officer have contributed their time without compensation, nor any amounts due. They assist with operating the Company’s store (two stores through August 2014). In addition, the Company receives consulting services from a shareholder without any compensation, nor any amounts due. The Company approximates the annual expense would total $60,000 to hire and pay for comparable services. No such amounts have been recorded for the year ended December 31, 2015 and 2014.

During the years ended December 31, 2015 and 2014, the Company was provided a $30,000 non-interest bearing, non-secured line of credit by a shareholder. The line is due on demand. During the year ended December 31, 2015 and 2014, the Company had net borrowings of approximately $20,000 and $17,000 respectively, which are due and payable at December 31, 2015 and 2014 of which is included in accounts payable in the accompanying balance sheets. The line expires in June 2016.

In January 2015, the Company’s CEO has provided the Company with a revolving line of credit up to $120,000. All principal and interest (5%) shall be due and payable in January 2016. There were no borrowings under the revolving line during the year ended December 31, 2015. This expired in February 2016 and was not renewed.

NOTE 6 – COMMITMENTS AND CONTINGIENCIES

The Company entered into a lease agreement in December 2015 for 2,700 square feet of retail shop space to replace their previous location below. The lease requires combined monthly payments of base rent of $1,950 for six months beginning January 2015 with an option for an additional one year.

The Company entered into a lease agreement on October 30, 2013 for 2,239 square feet of retail shop space for this store of which has since been rescinded. The lease required combined monthly payments of base rent of $3,733 for thirty six months beginning February 2014. On April 8, 2014 the Company entered into a sixty-seven month lease agreement for its second retail store. The lease required monthly payments of base rent of $4,756, with free rent for months one through four, month seven, month nine and month eleven. The base rent increased gradually over the term of the lease. The company recorded deferred rent related to this lease, which approximated $22,000 and was included in accounts payable in the accompanying balance sheet of December 31, 2014. This store began operations on May 8, 2014.

On August 21, 2014 the first store was forced to close due to below code electrical wiring the landlord had provided. Perishable inventory at this store was relocated to the second store as nonperishables were moved into storage along with fixed assets until a new location is expected to open in the first quarter of 2015. Related rents and associated costs have ceased with a final settlement pending. On January 27 2015, the Company filed a lawsuit to recover these costs either through insurance proceeds or landlord settlement.

LITIGATION

In December 2013, the Company issued 75,000 shares of common stock to a third party (the “Shareholder”) for consideration of $16,000. Such consideration was received directly by Jason Chang, CEO, and was not deposited into the Company’s bank account. As the funds had not been received by the Company, such amounts have been recorded as compensation to Mr. Chang as of December 31, 2014 (see Note 5). In April 2014, the Company received notice from the Shareholder that he had filed a lawsuit against the Company and its CEO relating to the delay in the complainants’ stock reaching public listing services. The Company had made efforts to settle this issue, without an agreement being reached. As such, the Company has recorded a loss contingency based on its best estimate of all costs to be incurred for the ultimate settlement of this matter. The Company estimates its exposure to be $55,200, and has reflected this amount in accrued litigation on the accompanying balance sheet as of December 31, 2015 and 2014.

F-24

INDEMNITIES AND GUARANTEES

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions. The Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the State of Delaware. In connection with its facility leases, the Company has agreed to indemnify its lessors for certain claims arising from the use of the facilities. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheets.

NOTE 7 - STOCKHOLDER’S EQUITY (DEFICIT)

The Company is authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of December 31, 2015, 10,482,103 shares of common stock and no preferred stock were issued and outstanding.

During the year ended December 31, 2014, the Company issued 266,385 shares of common stock for aggregate proceeds of $45,100 and 75,000 shares for services provided of approximately $7,500.

During the year ended December 31, 2014, the Company issued 1,846,012 shares of common stock to the Company’s CEO in exchange for amounts due approximating $18,000 and compensation for services provided through 2014 of approximately $166,000. The Company recorded such amount as a prepaid expense and amortized the entire amount through December 31, 2014 (see additional discussion at Note 9). The related compensation expense has been recorded in operating expenses in the accompanying statement of operations.

During the year ended December 31, 2015, the Company issued 1,185,584 shares of common stock for cash proceeds of $521,500 and 65,122 shares of common stock for $26,700 of services provided.

F-25

NOTE 8 - INCOME TAXES

The Company is subject to taxation in the United States of America and the state of California. The provision for income taxes for the year ended December 31, 2015 is summarized below:

	December 31, 2015	December 31, 2014
Current:
Federal	$-	$-
State	800	800
Total current	800	800
Deferred:
Federal	59,885	58,996
State	9,897	10,677
Change in valuation allowance	(69,782)	(69,673)
Total deferred	-	-
Income tax provision	$800	$800

A reconciliation of income taxes computed by applying the statutory U.S. income tax rate to the Company’s loss before income taxes to the income provision is as follows:

	December 31, 2015	December 31, 2014
U.S. federal statutory tax rate	34.00%	34.00%
State tax benefit, net	(0.26)%	(0.15)%
Stock based compensation	(4.49)%	(17.06)%
Other	-	-
Valuation allowance	(29.64)%	(17.01)%
Effective income tax rate	(0.40)%	(0.23)%

Deferred tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31, 2015	December 31, 2014
Deferred tax assets:
NOL’s	$201,361	$132,077
State taxes	-	-
Inventory and other reserves	-	-
Depreciation and amortization	830	332
NQ stock option expense	-	-
Total deferred tax assets	202,191	132,409
Valuation allowance	(202,191)	(132,409)
Net deferred tax assets	$-	$-

F-26

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $70,000 for the year ending December 31, 2015.

As of December 31, 2015, the Company had net operating loss carryforwards for federal income tax purposes of approximately $175,000 which expire beginning in the year 2020. As of December 31, 2015, the Company had net operating loss carryforwards for state income tax purposes of approximately $30,000.

Utilization of the net operating losses may be subject to substantial annual limitation due to federal and state ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such annual limitations could result in the expiration of the net operating losses ad credits before their utilization. The Company has not performed an analysis to determine the limitation of the net operating loss carryforwards.

NOTE 9 – SUBSEQUENT EVENTS

In February 2016, the Company issued 210,000 shares of common stock for services provided.

F-27

PART II

Item 13. Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Registration Fees	$556
State filing fees	$2,950
Edgarizing fees	$3,900
Transfer agent fees	$4,995
Accounting fees	$9,500
Legal fees	$0
Printing	$0

Item 14. Indemnification of Directors and Officers

The Company’s certificate of incorporation, by-laws and other contracts provide for indemnification of its officers, directors, agents, fiduciaries and employees. These provisions allow the Company to pay for the expenses of these persons in connection with legal proceedings brought because of the person’s position with the Company. The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15. Recent Sales of Unregistered Securities

The Company has issued the following securities in the last three (3) years. All such securities were issued pursuant to an exemption from registration of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, as noted below. Each of these transactions was issued as part of a private placement of securities by the Company in which (i) no general advertising or solicitation was used, and (ii) the investors purchasing securities were acquiring the same for investment purposes only, without a view to resale. Furthermore, no underwriters participated or effectuated any of the transactions specified below. Also, no underwriting discounts or commissions applied to any of the transactions set forth below. All potential investors were contacted personally and possessed at the time of their investment bona fide substantive, pre-existing business relationships with the Company and/or its officers, directors and affiliates. No potential investors were contacted through other means, and no general advertising or general solicitation was used to solicit any investors.

(1) On July 23, 2012, 10,000,000 shares of common stock were issued to Tiber Creek Corporation for total consideration paid of $1,000.00. Subsequently, on July 18, 2013, the Company redeemed an aggregate of 9,750,000 of these shares for the redemption price of $975.00

(2) On July 23, 2012, 10,000,000 shares of common stock were issued to MB Americus, LLC for total consideration paid of $1,000.00. Subsequently, on July 18, 2013, the Company redeemed an aggregate of 9,750,000 of these shares for the redemption price of $975.00

(3) On July 19, 2013, 1,000,000 shares of common stock were issued by the Company to Jason Chang pursuant to a change of control in the Company. The aggregate consideration paid for these shares was $100.

(4) From June 20, 2013 and continuing to August 2016, the Company issued 9,763,297 shares of its common stock pursuant to executed subscription agreements under a Regulation D offering. The Company filed a Form D in August 2013.

32

Shareholder Name	Number of Shares	Consideration

Shawn Appling	30,000	$300
Kuldip S. Atwal	10,000	$1,000
Sarbdeep S. Atwal	10,000	$1,000
Bryan Barboza	11,000	$5,100
Pramod and Meera Bhatia	190,000	$80,000
Deeljit K. Brar	20,400	$6,200
Ravinder S. Brar	10,000	$1,000
Chia-Hui Chen	10,000	$200
Ya-Wen Chen	10,000	$200
Chin and Chiung Chang	630,000	$630
Jason Chang	7,046,012	$114,804
Sue Mee L. Chiang	32,000	$700
Betty Chow	10,000	$2,000
Balbir H. Clair	20,000	$1,000
Kiran H. Clair	10,000	$1,000
Ranjeet S. Clair	10,000	$1,000
Ramnik S. and Balbir H. Clair	1,031,500	$374,000
Raman H. Dallar	10,000	$1,000
Surhit S. Dhillon	10,000	$1,000
Yesenia Diaz	1,000	$100
Zhendong Jiang	10,000	$1,000
Chun Lee	41,000	$4,100
Deborah Lee	1,000	$100
Leland H. Lee	190,000	$7,100
Mildred Lee	265,000	$32,000
Wei-Jung Liu	15,000	$1,500
Zhenrong Lu	10,000	$1,000
Ryanne K. Mason	15,000	$3,000
Ronald E. Meier	1,000	$100
David Pacilowski	5,000	$1,000
Paramveer Purewal	1,000	$100
Satvinder Purewal	1,000	$100
Richard D. and Jamie Ricker	12,000	$3,000
Howard and Joan Johnston Robins	75,000	$16,000
Felicia Santori	1,000	$100
Amy N. Shelp	1,000	$100
Krysta Snider	1,000	$100
Claudia M. Villegas	1,000	$100
Pramod Bhatia and Meera Bhatia	15,385	$10,000
Pramod Bhatia and Meera Bhatia	71,250	$57,000
Bryan Barboza	27,000	$8,100
Glenn Gentle	125,556	$68,000
FMW Media Works Corp.	150,000	$0
Pramod Bhatia	60,000	$600
Robert Bowman	121,000	$620
Mildred Lee	210,000	$210
Jason C. Chang	1,200,000	$1,200
Chin C. Chang	600,000	$600
Shawn Fay	15,000	$300

(5) In August 2016, the Company received an aggregate of $4,000 from the sale and issuance of 200,000 shares of common stock.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

3.1+	Certificate of Incorporation
3.2+	By-laws
5.1+++	Opinion of Counsel on legality of securities being registered
10.1++	Funding Agreement by and between the Company and Jason Chang
10.2++	Debt Equity Conversion Contract
10.3++	Debt Equity Conversion Contract
23.1	Consent of Accountants
23.2	Consent of Accountants
23.4+++	Consent of Attorney (as part of Exhibit 5.1)

____________________

* To be filed

+	Previously filed on Form 10-12G on October 10, 2012 (File No.: 000-54830) as the same exhibit number as the exhibit number listed here, and incorporated herein by this reference.
++	Previously filed on Form S-1/A on February 11, 2015 (File No.: 333-198085) as the same exhibit number as the exhibit number listed here, and incorporated herein by this reference.
+++	Previously filed on Form S-1/A on May 21, 2015 (File No.: 333-198085) as the same exhibit number as the exhibit number listed here, and incorporated herein by this reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

5.	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sacramento, State of California, on October 24, 2016.

SUNSTOCK, INC.

By:	/s/ Jason Chang
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ Jason Chang
Title:	President (Principal Executive Officer)

By:	/s/ Jason Chang
Title:	Treasurer (Principal Financial Officer)

By:	/s/ Jason Chang
Title:	Treasurer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, constituting all of the members of the board of directors, in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Jason Chang	Director	October 24, 2016

/s/ Dr. Ramnik Clair	Director	October 24, 2016

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